EXHIBIT 10.1

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                           PURCHASE AND SALE AGREEMENT


                                     between

                               KINDER MORGAN, INC.

                             KN GAS GATHERING, INC.


                                   as Sellers


                                       and


                               HS RESOURCES, INC.

                              HS GATHERING, L.L.C.

                                    as Buyers






                          Dated as of November 23, 1999




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                                TABLE OF CONTENTS

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Article I. DEFINITIONS.......................................................................1
   Section 1.1  Definitions..................................................................1
   Section 1.2  Terminology.................................................................13
Article II. PURCHASE AND SALE...............................................................14
   Section 2.1  The Purchase and Sale.......................................................14
   Section 2.2  Closing.....................................................................15
   Section 2.3  Access to Books and Records; Other Information; Assets......................15
   Section 2.4  Actions Upon Execution......................................................15
   Section 2.5  Closing Actions.............................................................17
   Section 2.6  Determination of Working Capital............................................18
   Section 2.7  Revenues and Expenses.......................................................19
   Section 2.8  Nonassignable Gathering Assets..............................................19
   Section 2.9  Certain Contractual Matters.................................................20
   Section 2.10 Acceleration of Closing.....................................................20
   Section 2.11 Books and Records Transfer..................................................23
Article III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS..................................24
   Section 3.1  Representations and Warranties..............................................24
            3.1.1  Organization and Good Standing...........................................24
            3.1.2  Authority of Each Seller.................................................24
            3.1.3  No Violations............................................................24
            3.1.4  Compliance with Laws.....................................................25
            3.1.5  Permits..................................................................25
            3.1.6  Environmental Matters....................................................25
            3.1.7  Contracts................................................................26
            3.1.8  Litigation...............................................................27
            3.1.9  Gathering Assets and Transmission Assets.................................27
            3.1.10 Title to Gathering Assets and Transmission Assets........................27
            3.1.11 No Brokers...............................................................28
            3.1.12 Master Equipment Lease...................................................28
            3.1.13 Taxes....................................................................28
            3.1.14 Certain Information......................................................29
            3.1.15 FERC Matters.............................................................29
            3.1.16 Year 2000 Compliance for Field Operations................................29
            3.1.17 Sellers'Status...........................................................30
            3.1.18 No Bankruptcy............................................................30
            3.1.19 Labor Matters............................................................30
   Section 3.2  Certain Additional Representations and Warranties Concerning KNWTLLC........30
            3.2.1  Organization and Good Standing...........................................30
            3.2.2  No Conflict..............................................................30
            3.2.3  Capitalization...........................................................30
            3.2.4  Title to Membership Interest.............................................31
            3.2.5  Subsidiaries; Investments................................................31
            3.2.6  Financial Statements.....................................................31
            3.2.7  Employee Matters.........................................................31
            3.2.8  Natural Gas Act..........................................................31
            3.2.9  Employee Benefit Plans and Policies......................................31
   Section 3.3  Certain Representations and Warranties Repeated as of Closing...............32
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER.........................................32
   Section 4.1  Representations and and Warranties..........................................32
   Section 4.1  Organization and Good Standing..............................................32
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   Section 4.1.2   Authority of Buyers......................................................32
   Section 4.1.3   No Violations............................................................33
   Section 4.1.4   Acquisition as Investment................................................33
   Section 4.1.5   Brokerage or Finders Fees................................................33
   Section 4.1.6   Knowledgeable Buyers.....................................................33
   Section 4.1.7   Approval by Master Equipment Lessor......................................34
   Section 4.1.8   No Default...............................................................34
   Section 4.1.9   Order 497 Plans..........................................................34
   Section 4.2  Certain Additional Representations and Warranties as of Closing.............34
ARTICLE V. ADDITIONAL AGREEMENTS AND COVENANTS..............................................34
   Section 5.1  Covenants of Sellers........................................................34
            5.1.1  Transaction Costs........................................................35
            5.1.2  Intragroup Balances and Agreements.......................................35
            5.1.3  Satisfaction of Certain Obligations......................................35
            5.1.4  Covenants Concerning the Master Equipment Lease..........................35
            5.1.5  Subrogation..............................................................36
            5.1.6  Title Curative...........................................................36
            5.1.7  Evidence of Payment......................................................37
   Section 5.2  Covenants of Buyer..........................................................37
            5.2.1  Transaction Costs........................................................37
   Section 5.3  Mutual Covenants............................................................37
            5.3.1  Distributions............................................................37
            5.3.2  Preparation of Tax Returns; Responsibility for Taxes.....................38
            5.3.3  Seller's ACCESS..........................................................39
            5.3.4  Transfer Taxes...........................................................40
            5.3.5  Reasonable Efforts.......................................................40
            5.3.6  Certain Filings..........................................................40
            5.3.7  Notices of Certain Events................................................41
            5.3.8  Damage or Condemnation...................................................42
            5.3.9  Continued Operation......................................................43
            5.3.10 Environmental Review................................................. ...43
            5.3.11 Conduct of Business......................................................47
            5.3.12 Press Release............................................................49
            5.3.13 No Solicitation..........................................................49
            5.3.14 Signs....................................................................49
            5.3.15 Removal of Inventory.....................................................49
            5.3.16 FERC.....................................................................49
            5.3.17 New Agreements...........................................................50
            5.3.18 Payment for Imbalances...................................................50
            5.3.19 Optional Excluded Assets.................................................50
            5.3.20 Modifications and Loans Related Thereto..................................50
            5.3.21 No Warranty and Disclaimers..............................................51
            5.3.22 Ft. Lupton Air Permits...................................................52
ARTICLE VI. CONDITIONS TO CLOSINGS....................................................... ..53
   Section 6.1  Buyer's Obligation to Close.................................................53
            6.1.1  Litigation...............................................................53
            6.1.2  Compliance with Agreement................................................53
            6.1.4  HSR Act..................................................................53
            6.1.5  Resignation of Officers..................................................53
            6.1.5  Regulatory Matters.......................................................54
   Section 6.2  Sellers' Obligation to Close................................................54
            6.2.1  Litigation...............................................................54
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            6.2.2 Performance of Certain Obligations........................................54
            6.2.3 HSR Act...................................................................54
            6.2.4 Regulatory Matters........................................................54
ARTICLE VII. INDEMNIFICATION................................................................55
   Section 7.1  Indemnification of Buyer....................................................55
   Section 7.2  Indemnification of the Sellers..............................................57
   Section 7.3  Certain Limitations On Indemnification......................................59
   Section 7.4  Indemnification Procedures..................................................60
            7.4.1  Claim Notice.............................................................60
            7.4.2  Defense by Indemnifying Party............................................61
            7.4.3  Indemnified Party Right to Defend........................................61
            7.4.4  Indemnity Notice.........................................................62
   Section 7.5  Negligence..................................................................62
   Section 7.6  Limitation On Liabilities...................................................62
   Section 7.7  Remedies Exclusive..........................................................62
   Section 7.8  Survival....................................................................63
   Section 7.9  Determination of Losses.....................................................64
   Section 7.10 Transaction Threshold.......................................................64
ARTICLE VIII. TERMINATION RIGHTS............................................................65
   Section 8.1  Termination.................................................................65
   Section 8.2  Effect of Termination.......................................................65
            8.2.1  Unwinding................................................................65
            8.2.2  Amoco Gathering Agreement Amendment......................................68
            8.2.3  Waiver of Right of First Refusal.........................................68
ARTICLE IX. ARBITRATION.....................................................................69
   Section 9.1  Arbitration.................................................................69
ARTICLE X. GENERAL......................................................................... 71
   Section 10.1 Exclusive Agreement; Disclosure Schedule....................................71
   Section 10.2 Successors and Assigns......................................................71
   Section 10.3 Amendments..................................................................72
   Section 10.4 Further Assurances..........................................................72
   Section 10.5 Notices.....................................................................73
   Section 10.6 Governing Law...............................................................73
   Section 10.7 Severability................................................................73
   Section 10.8 Counterparts................................................................74
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                         EXHIBITS TO PURCHASE AGREEMENT:

        Exhibit A          Map of Wattenberg System
        Exhibit B          Disclosure Schedule
        Exhibit C          Tax Allocation Schedule
        Exhibit D          Form of Assignment of Membership Interest
        Exhibit E          Form of Partial Assignment
        Exhibit F          Form of Assignment of Plant Interest
        Exhibit G          Form of Assignment of Station Site Leasehold Interest
        Exhibit H          Form of Deed
        Exhibit I          Form of Assignment, Bill of Sale and Conveyance
        Schedule 1.1(a)    Contracts-Gathering
        Schedule 1.1(b)    Contracts-Transmission
        Schedule 1.1(c)    Excluded Assets
        Schedule 1.1(d)    Permits-Gathering
        Schedule 1.1(e)    Permits-Transmission
        Schedule 1.1(f)    Personal Property-Gathering
        Schedule 1.1(g)    Personal Property-Transmission
        Schedule 1.1(h)    Real Property-Gathering
        Schedule 1.1(i)    Real Property-Transmission
        Schedule 1.1(j)    Calculation of Working Capital
        Schedule 1.1(k)    Master Equipment Lease Instruments and Master
                              Equipment Lease Transfer Documents
        Schedule 5.1.6     Title Defects
        Schedule 5.3.19    Optional Excluded Assets property description and
                              work description

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                           PURCHASE AND SALE AGREEMENT


        THIS PURCHASE AND SALE AGREEMENT is made and entered into this 23rd day of November, 1999 among Kinder Morgan, Inc., a Kansas corporation ("KMI"), KN Gas Gathering, Inc., a Colorado corporation ("KNGG") (KMI and KNGG individually a "Seller", and collectively the "SELLERS"), HS Resources, Inc., a Delaware corporation ("HSR") and HS Gathering, L.L.C., a Colorado limited liability company ("HSG") (HSR and HSG individually a "BUYER", and collectively the "BUYERS").

        WHEREAS, KMI is the owner of the Membership Interest (as hereafter defined) and KNGG is the owner of the Gathering Assets (as hereinafter defined);

        WHEREAS, KMI desires to sell and HSR desires to purchase the Membership Interest, and KNGG desires to sell and HSG desires to purchase the Gathering Assets, all subject to and in accordance with the terms of this Agreement;

        NOW, THEREFORE, in consideration of the mutual promises made herein, and subject to the conditions hereinafter set forth, the parties agree as follows:

                             ARTICLE I. DEFINITIONS

SECTION 1.1    DEFINITIONS.

        The terms set forth below shall have the meanings ascribed to them in this Article I or in the part of this Agreement or the Operating Services Agreements referred to below:

        AFFILIATE: with respect to an entity, any other entity controlling, controlled by or under common control with such entity. As used in this definition, the term "control," including the correlative terms "controlling," "controlled by" and "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

        AGREEMENT: this Agreement as the same may be modified or amended in accordance with the terms hereof from time to time.

        AMOCO GATHERING AGREEMENT: the Gas Gathering Agreement between KN Front Range Gathering Company, predecessor to KNGG, and Amoco Production Company dated March 5, 1993.

        AMOCO GATHERING AND TRANSPORTATION AGREEMENTS AMENDMENTS: instruments in mutually agreeable form that, subject to Section 8.2.2, amend Section 11.1 of the Amoco Gathering Agreement and Article XI of the Amoco Transportation Service Agreement such that the primary term of each of these agreements ends on December 31, 2001, and the agreements shall be thereafter be extended year by year (without any further increase in gathering rates) unless Buyer

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provides written notice of termination to KNGG 60 days prior to the anniversary of such termination date.

        AMOCO TRANSPORTATION SERVICE AGREEMENT: the Interruptible Transportation Service Agreement between KNWTLLC and Amoco Production Company dated April 1, 1993.

        ASSESSMENT PERIOD: as defined in Section 5.3.10(a).

        AUDITOR: Arthur Andersen & Co. or, if such firm refuses or otherwise fails to perform the services contemplated by Section 2.6 hereof, such other nationally recognized firm of independent public accountants agreed upon by Sellers and Buyer.

        BASE CASH CONSIDERATION: as defined in Section 2.1(b).

        BOOKS AND RECORDS: all existing financial, engineering, operating, accounting, tax, business, environmental, legal, marketing, and other data, files, documents, instruments, notes, papers, books and records (other than those protected by legal privilege, other than confidentiality afforded to tax returns under state law, or that pertain to liabilities retained by Sellers hereunder) of Sellers and their Affiliates that relate materially to the Wattenberg System or KNWTLLC, including without limitation, financial statements, budgets, ledgers, journals, deeds, property records, title policies, drawings, records, maps, charts, surveys, prints, franchises, customer lists, supplier lists, sales and sales promotional data, advertising materials, cost and pricing information, corporate records, permits, certificates, FERC filings, Tax Returns and reports.

        BUSINESS DAY: any day other than a Saturday, a Sunday or a day on which banks in Denver, Colorado are authorized or required by law to be closed.

        BUYER:  as defined in the preamble to this Agreement.

        BUYERS' ENVIRONMENTAL CONSULTANTS: as defined in Section 5.3.10.

        BUYER INDEMNIFIED PARTIES: as defined in Section 7.1.

        CASH CONSIDERATION: as defined in Section 2.1(b).

        CHASE LEASING: Chase Equipment Leasing, Inc., a New York corporation.

        CLAIM: any demand, claim, charge, complaint, injunction, action, investigation, cause of action, suit, legal or governmental proceeding or arbitration, whether or not ultimately determined to be valid.

        CLAIM NOTICE: as defined in Section 7.4.1.

        CLOSING: as defined in Section 2.2.

        CLOSING DATE:  as defined in Section 2.2.

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        CODE:  the Internal Revenue Code of 1986, as amended, or any amending or superseding tax laws of the United States of America.

        CONFIDENTIALITY AGREEMENT: the Confidentiality Agreement dated June 10, 1999 between KMI, formerly known as KN, and Buyer.

        CONTRACT: any agreement, contract, commitment, license, option, lease, or instrument, including all amendments, modifications and supplements thereto.

        CONTRACTS-GATHERING:  all Contracts set forth in Schedule 1.1(a).

        CONTRACTS-TRANSMISSION:  all Contracts set forth in Schedule 1.1(b)

        CONVEYANCE DOCUMENTS: all deeds, bills of sale, assignments and other good and sufficient instruments of transfer, conveyance and assignment executed pursuant to Section 2.5(c) as are appropriate to transfer the Gathering Assets to Buyer at the Closing in accordance with the terms of this Agreement.

        DEFECTIVE ENVIRONMENTAL CONDITION: the existence as of the Operations Transfer Date, as determined by the Environmental Assessment, of (i) a condition constituting a violation of Environmental Laws associated with or arising from the past or current ownership, operation or condition of the Gathering Assets or Transmission Assets or (ii) the presence of Hazardous Material in the soil, subsurface media, groundwater, or surface water or building at, on, in or under the Gathering Assets or Transmission Assets, or which has migrated from the Gathering Assets or Transmission Assets, in a manner or quantity: (A) which is required by any Governmental Authority to be evaluated, characterized or remediated pursuant to Environmental Laws; or (B) for which a Permit or closure plan that is required by any Governmental Authority under Environmental Laws has not been obtained. Facilities abandonment and site restoration obligations customarily taken at the time of permanent abandonment of the applicable facilities shall not constitute a "Defective Environmental Condition." The Environmental Matters disclosed in Section 3.1.5 and Part I of Section 3.1.6 of the Disclosure Schedule shall not constitute "Defective Environmental Conditions." The Environmental Matters described in Part II of Section 3.1.6 of the Disclosure Schedule shall be evaluated pursuant to Section 5.3.10 to determine if such matters constitute "Defective Environmental Conditions". The presence or existence of asbestos-containing materials or lead-based paints being used for their intended purpose and in a manner consistent with general industry practice, or naturally occurring radioactive materials that result from standard operations shall not constitute the basis for a "Defective Environmental Condition." Any condition or violation that is not reasonably expected to cost more than $5,000 to correct shall not constitute a "Defective Environmental Condition".

        DEFENSIBLE TITLE: complete and exclusive ownership by KNGG or KNWTLLC, as applicable, to the interest in the relevant asset purported to be owned by it, defensible against all Encumbrances and the claims and demands of all persons claiming the same, save and except for the Permitted Encumbrances.

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        DIRECT COSTS: as defined in the Operating Services Agreements.

        DISPUTES: as defined in Section 9.1(a).

        DISCLOSURE SCHEDULE: that certain disclosure schedule attached hereto as Exhibit B.

        EFFECTIVE TIME: 11:59 p.m. Denver time on December 31, 2001, or on such earlier date as may be specified pursuant to Section 2.10.

        ELECTION PERIOD: as defined in Section 7.4.1.

        EMPLOYEE LETTER AGREEMENT: that certain letter agreement dated October 6, 1999 between KN, KNWTLLC and Buyer concerning certain employee matters.

        ENCUMBRANCE: any lien, pledge, security interest, mortgage, defect in title or similar matter that would create an impairment of use and enjoyment of, or loss of interest in the relevant asset.

        ENVIRONMENTAL ASSESSMENT: as defined in Section 5.3.10.

        ENVIRONMENTAL COSTS: the estimated costs and expenses (including Buyer's estimated direct internal and third party costs) to correct any Defective Environmental Condition in the most cost effective manner reasonably available, consistent with Environmental Laws and reasonably certain to achieve a no further action determination from applicable Governmental Authorities prior to June 1, 2010. In the case of any Defective Environmental Condition related to the Plant, only the portion of such costs attributable to the Plant Interest shall be taken into account. The Parties acknowledge that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost effective manner reasonably available, provided that such non-permanent remedy is consistent with Environmental Laws and less costly than the least costly permanent remedy (such as excavation and removal of soil) and meets the standard set forth in the first sentence of this definition.

        ENVIRONMENTAL DEFECT NOTICE  as defined in Section 5.3.10.

        ENVIRONMENTAL DEFECT NPV: with respect to any Defective Environmental Condition, the net present value (determined based on a 10% discount rate compounded annually) as of the Closing Date, of the estimated Environmental Costs that have been incurred and will be incurred by Buyers in connection with such Defective Environmental Condition.

         ENVIRONMENTAL INFORMATION: as defined in Section 5.3.10.

        ENVIRONMENTAL LAWS: any and all federal, state and local laws, statutes, regulations, rules, orders, ordinances, licenses or permits of any Governmental Authority pertaining to health, safety, the environment, wildlife or natural resources in effect in any and all jurisdictions in which the Gathering Assets and Transmission Assets are located, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Rivers and Harbors Act of 1899, the Safe

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Drinking Water Act, the Comprehensive Environmental Response, Compensation and
Liability Act; the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments of 1984, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the National Environmental Policy Act, the Occupational Safety and Health Act, the Oil Pollution Act, the Pipeline Safety Act, the Natural Gas Pipeline Safety Act, and the Hazardous Materials Transportation Uniform Safety Act, any state laws implementing the foregoing federal laws, any state laws pertaining to waste management, including, without limitation, the handling of oil and gas exploration and production or processing wastes or the use, maintenance and closure of pits and impoundments, all other federal, state or local environmental conservation or protection laws, and any common law creating liability for environmental conditions, all as amended as of the date of this Agreement; provided, however, for the purpose of determining whether any Defective Environmental Condition has been corrected pursuant to Section 5.3.10(m), Environmental Laws shall mean the laws described herein effective as of the date of (i) the written assurance from the appropriate Governmental Authority or (ii) the certification from a qualified consultant, required pursuant to Section 5.3.10(m) of this Agreement. Environmental Laws shall include, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws in effect on the date of this Agreement or contained in any order, decree, judgment, or injunction which is issued, entered, or approved (x) prior to the date of this Agreement and in effect on the date of this Agreement under any of the foregoing Environmental Laws, or (y) after the date of this Agreement under any of the foregoing Environmental Laws in effect as of the date of this Agreement.

        ENVIRONMENTAL MATTER: as defined in Section 7.1(c).

        ERISA: the Employee Retirement Income Security Act of 1974, as amended.

        EXCLUDED ASSETS: any properties, privileges, rights and interests (i) described in Schedule 1.1.(c); and (ii) the Optional Excluded Assets provided that Sellers notify Buyers prior to Closing that Sellers elect to retain such Optional Excluded Assets.

        FACILITY FEES: the fees payable by Buyer to Sellers pursuant to
Section 2.9(a).

        FACILITY FEES PAYMENT DATE: as defined in Section 2.9.

        FERC: the Federal Energy Regulatory Commission.

        FTC: as defined in Section 5.3.6.

        GATHERING AGREEMENT: that certain Gathering Agreement dated July 16, 1992 between Buyer and KN Front Range Gathering Company (predecessor to KNGG).

        GATHERING AND TRANSPORTATION AGREEMENTS EXTENSIONS: instruments in mutually agreeable form extending the primary term of both the Gathering Agreement and the Transportation Agreement to December 31, 2001.

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        GATHERING ASSETS: the Real Property-Gathering, Plant Interest, Personal
Property-Gathering, Line Pack-Gathering, Contracts-Gathering, Permits-Gathering and Other Assets-Gathering, except for the Excluded Assets.

        GATHERING INTERIM GROSS MARGIN: is defined in the Gathering System Operating Services Agreement.

        GATHERING SYSTEM: all of the facilities owned or leased by KNGG and used in the gathering of natural gas from individual wells located in Weld, Adams, Arapahoe, Denver and Boulder Counties, Colorado to the Transmission System comprising approximately 1000 miles of pipeline and 3000 horsepower of site rated compression, located in Weld, Adams, Arapahoe, Denver and Boulder Counties, Colorado, as more fully depicted on the map attached hereto as Exhibit A, as operated by or on behalf of KNGG on the date hereof.

        GATHERING SYSTEM OPERATING SERVICES AGREEMENT. the Gathering System Operating Services Agreement between KNGG and HSG executed and delivered simultaneously with this Agreement, as the name may be modified or amended from time to time.

        GOVERNMENTAL AUTHORITY: any court, governmental department, commission, council, board, agency or other instrumentality of the United States of America or any state, county, municipality or local government.

        HAZARDOUS MATERIAL: any materials that are regulated by or form the basis for liability under Environmental Laws, including, without limitation, (a) any petroleum or petroleum products, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas); flammable materials, explosives, radioactive materials, asbestos, transformers or other equipment or materials that contain polychlorinated biphenyls ("PCBs"); and (b) any materials or substances that are defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "highly hazardous chemicals", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances" or "persistent bioaccumulative toxic chemicals" under any Environmental Law.

        HSG: HS Gathering, L.L.C. a Colorado limited liability company.

        HSR ACT: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        HSR GUARANTEE: the Guarantee Agreement executed and delivered by HSR simultaneously with the execution of this Agreement in favor of Sellers and KNWTLLC guaranteeing certain obligations of HSG.

        IMBALANCE PAYABLES-GATHERING: that quantity of gas owed by KNGG under service agreements with respect to the Gathering System with respect to the period of time ending on September 30, 1999.

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        IMBALANCE PAYABLES-TRANSMISSION: that quantity of gas owed by KNWTLLC under service agreements with respect to the Gathering ystem with respect to the period of time ending on September 30, 1999.

        IMBALANCE RECEIVABLES-GATHERING: that quantity of gas owed to KNGG under service agreements with respect to the Gathering System with respect to the period of time ending on September 30, 1999.

        IMBALANCE RECEIVABLES-TRANSMISSION: that quantity of gas owed to KNWTLLC under service agreements with respect to the Transmission System with respect to the period of time ending on September 30, 1999.

        IMBALANCE SCHEDULE:  as defined in Section 5.3.18.

        INDEBTEDNESS: shall mean, for any Person any of the following: (i) all obligations of such Person for borrowed money whether evidenced by bonds, debentures, notes or other similar instruments; (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers' acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services; (iv) all obligations under leases which shall have been, or should have been, in accordance with generally accepted accounting principals, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (v) all obligations under leases which require such Person to make payments over the term of such lease, including payments at termination, which are substantially equal to at least eighty percent (80%) of the purchase price of the property subject to such lease plus interest at an imputed rate of interest; (vi) all Indebtedness (as described in the other clauses of this definition) and other obligations of others secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (vii) all Indebtedness (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness (as described in the other clauses of this definition) or property of others; (ix) obligations to deliver goods or services in consideration of advance payments; and (x) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person.

        INDEMNIFIED PARTY:  as defined in Section 7.4.1.

        INDEMNIFYING PARTY:  as defined in Section 7.4.1.

        INDEMNITY NOTICE:  as defined in Section 7.4.4.

        INITIAL PAYMENT:  as defined in Section 2.1(b).

        INSTRUMENT: any contract, agreement, indenture, mortgage, document or writing (whether formal agreement, letter or otherwise) under which any obligation of any Person to the Master

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Equipment  Lease is evidenced,  assumed or  undertaken,  or any  Encumbrance  is established or perfected.

        INTANGIBLES: the Contracts-Gathering, Permits-Gathering and Rights-of-Way owned in connection with, or held for the benefit of, the Gathering System.

        INTERIM PERIOD:  as defined in the Gathering System Operating Agreement.

        JUSTICE DEPARTMENT:  as defined in Section 5.3.6.

        KMI: Kinder Morgan, Inc., a Kansas corporation, formerly known as KN Energy, Inc.

        KMI ACCOUNT: the account designated from time to time by notice in writing from KMI to Buyer to which payments to Sellers hereunder are to be made.

        KMI GUARANTEE: the Guarantee Agreement executed and delivered by KMI simultaneously with the execution of this Agreement in favor of HSR guaranteeing certain obligations of KNGG and KNWTLLC.

        KN: KN Energy, Inc, a Kansas corporation, now known as KMI.

        KNOWLEDGE: when used in the phrase "to Seller's knowledge", "knowledge" means, and shall be limited to, with respect to Seller, the actual knowledge of the individuals identified in Section 1.1 of the Disclosure Schedule.

        KNWTLLC: KN Wattenberg Transmission Limited Liability Company, a Colorado limited liability company.

        KNWTLLC BALANCE SHEET:  as defined in Section 3.2.6.

        LEGAL REQUIREMENT: all applicable laws, statutes, rules, regulations, codes, ordinances, permits, bylaws, variances, orders, conditions, and licenses of a Governmental Authority, except Environmental Laws.

        LINE PACK-GATHERING: the natural gas utilized as line pack in the Gathering System.

        LINE PACK-TRANSMISSION: the natural gas utilized as line pack in the Transmission System.

        LOSSES:  as defined in Section 7.1.

        MEMBERSHIP INTEREST: all of the outstanding membership interests in KNWTLLC.

        MASTER EQUIPMENT LEASE: the Master Equipment Lease Agreement dated March 31, 1993 between NationsBanc Leasing and KN Front Range Gathering Company, predecessor to KNGG, as amended by the First Amendment to Master Equipment Lease Agreement between the same Persons, dated as of August 19, 1993, the other Instruments identified in Schedule 1.1(k) and all conveyances, supplemental deeds, security agreements, mortgages and other security instruments executed in connection therewith.

        MASTER EQUIPMENT LEASE TRANSFER DOCUMENTS: The documents and instruments identified in Schedule 1.1(k), as such documents and instruments may be modified or amended in accordance with the terms hereof.

        MASTER EQUIPMENT LESSOR: NationsBanc Leasing Corporation, a North Carolina corporation, and any successor thereto as lessor under the Master Equipment Lease.

        MATERIAL ADVERSE EFFECT: any circumstance, change, development or event which has had or would reasonably be expected to have a material adverse effect on the Wattenberg System or KNWTLLC, or the business or operations thereof; provided, however, that such term shall not include future changes in general economic, industry or market conditions or changes in Legal Requirements, Environmental Laws or regulatory policy.

        MODIFICATION: as defined in the Operating Services Agreements.

        NATURAL GAS ACT:  The Natural Gas Act of 1938, as amended.

        NOTICES:  as defined in Section 10.5.

        OPERATIONS TRANSFER DATE: as defined in the Operating Services
Agreements.

        OPERATING SERVICES AGREEMENTS: the Transmission System Operating Services Agreement and the Gathering System Operating Services Agreement.

        OPTIONAL EXCLUDED ASSETS: the properties, privileges, rights and interests described in Schedule 5.3.19.

        OTHER ASSETS-GATHERING: all of the following: (i) all Books and Records that relate materially to the Gathering System, (ii) all computer software (to the extent transferable), and computer files used solely in connection with the Gathering System, and (iii) all office furniture, equipment and computers located in KMI's Brighton office or at the compressor stations.

        OTHER ASSETS-TRANSMISSION: all of the following: (i) all Books and Records that relate materially to the Transmission System; and (ii) all computer software (to the extent transferable) and computer files used solely in connection with the Transmission System.

        PARTIES:  Sellers and Buyers.

        PARTY:  KMI, KNGG, HSR or HSG.

        PERMITTED ENCUMBRANCES: (a) the documents and instruments pursuant to which any Right-of-Way or leased interest was created; (b) oil, gas or other mineral reservations or interests; (c) the Master Equipment Lease and any other agreement pursuant to which any leased asset is leased; (d) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development or operation of the Gathering Assets or Transmission Assets and are not more than 60 days past due or are being contested in good faith, and (ii) materialmen's, mechanics', repairmen's, employees', contractors', operators' or other similar liens or charges for amounts arising in the ordinary course of business securing amounts that are not more than 60 days past due or are being contested in good faith; (e) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business; (f) any obligations or duties affecting the Gathering Assets or Transmission Assets to any Governmental Authority with respect to any franchise, grant, license or permit, and all applicable laws, rules, regulations and orders of any Governmental Authority; (g) any easements, rights-of-way, servitudes, permits, leases, and other rights for streets, alleys, highways, pipelines, telephone lines, power lines, railways, grazing, hunting, lodging, oil, gas or other mineral exploration and development, canals, ditches, reservoirs and other activities and operations that are of record, contained in the Books and Records, or evident on the ground and which do not operate to interfere materially with the operation of the Wattenberg System as currently operated; (h) third party consents to assignments or similar agreements set forth in Section 1.1 of the Disclosure Schedule; (i) all rights to consent by, required notices to, filings with or other actions by governmental entities in connection with the sale or conveyance of any Gathering Assets or Transmission Assets to the extent such consents are customarily obtained after Closing; (j) the terms and conditions of the Contracts-Gathering and Contracts-Transmission; and (k) all other Encumbrances on or exceptions that are not substantial in amount and that do not substantially impair the use, ownership, operation or value of the Wattenberg System as it is currently used and operated.

        PERMITS: all permits, certificates, registrations, licenses, franchises, authorities, consents, and approvals of a Governmental Authority.

        PERMITS-GATHERING: all Permits relating to or used in connection with the Gathering System, the same being more particularly described in Schedule 1.1(d).

        PERMITS-TRANSMISSION: all Permits relating to or used in connection with the Transmission System, the same being more particularly described in Schedule 1.1(e).

        PERSON: an individual, partnership, corporation (including a business trust), joint venture, limited liability company or other entity, or a federal, state or local governmental entity.

        PERSONAL PROPERTY-GATHERING: all machinery, equipment, compressors, tanks, pumps, pipe, engines, heaters, pipelines, meters, liquid handling facilities, tools, fire equipment, parts, supplies, rolling stock, vehicles, trailers, communications equipment, phones, radios, licenses, testing equipment, and other equipment and tangible personal property owned or leased by, or held for the benefit of, KNGG that is located in Weld, Adams, Larimer, Arapahoe, Denver, and Boulder Counties, Colorado as of the date hereof relating to or used in connection with the Gathering System, as listed in Schedule 1.1(f).

        PERSONAL PROPERTY-TRANSMISSION: all machinery, equipment, compressors, tanks, pumps, pipe, engines, heaters, pipelines, meters, liquid handling facilities, tools, fire equipment, parts, supplies, rolling stock, vehicles, trailers, communications equipment, phones, radios, licenses, testing equipment, and other equipment and tangible personal property owned or leased by, or held for the benefit of, KNWTLLC relating to or used in connection with the Transmission System, as listed in Schedule 1.1(g).

        PLANS: any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, including each "multiemployer plan," as such term is described 4001(a)(3) and Section 3(37) of ERISA, and any terminated employee benefit plan.

        PLANT: all real and personal property which comprise the BP Amoco Wattenberg Gas Processing Plant located near Watkins, Colorado, being the plant owned and operated pursuant to the Agreement for the Operation of the Wattenberg Gas Processing Plant, Adams County, Colorado dated January 1, 1977 between Amoco Production Company and Champlin Petroleum Company, as amended.

        PLANT INTEREST: the 6.8728% undivided ownership interest in the Plant owned by KNGG and all rights and interests associated therewith.

        PLANT RIGHT OF FIRST REFUSAL: the right of first refusal to purchase the Plant contained in Article XIII of that certain Gas Processing and Plant Accounting Agreement dated March 5, 1993 between KN Front Range Gathering Company and Amoco Production Company and owned by KNGG as successor to KN Front Range Gathering Company.

        PRIME RATE: a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by The Chase Manhattan Bank, New York, New York from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate or (b) the maximum rate permitted by applicable law.

        PROPOSED WORKING CAPITAL ADJUSTMENT:  as defined in Section 2.6.

        PURCHASED INTERESTS: the Gathering Assets, the Membership Interest and the Plant Right of First Refusal.

        REASONABLE EFFORTS: the efforts that a prudent person or entity desirous of achieving a result would use in similar circumstances to ensure that such result is achieved in a reasonably expeditious manner; provided, however, that an obligation to use Reasonable Efforts under this Agreement does not require the person or entity subject to that obligation to take actions that would incur any unreasonable out-of-pocket cost or expense in connection therewith.

        REAL PROPERTY-GATHERING: all land, buildings, structures, fixtures, stations, facilities, improvements, surface and building leases, surface use agreements, easements, Rights-of-Way, and other rights and interests in and to real property and appurtenances thereto owned or leased by, or held for the benefit of, KNGG and relating to or used in connection with the Gathering System, all as more particularly described in Schedule 1.1(h).

        REAL PROPERTY-TRANSMISSION: all land, buildings, structures, fixtures, stations, facilities, improvements, surface and building leases, surface use agreements, easements, Rights-of-Way, and other rights and interests in and to real property and appurtenances thereto owned or leased by, or held for the benefit of, KNWTLLC and relating to or used in connection with the Transmission System, all as more particularly described in Schedule 1.1(i).

        RECOVERY: any adjustment of Base Cash Consideration or other payments, or monetary recoveries, liabilities or obligations from one Party to the other under the provisions of Section 5.3.10(j) for Defective Environmental Conditions and Article VII for Indemnification.

        RETAINED LITIGATION: the litigation, claims and other matters described in Section 3.1.8 of the Disclosure Schedule.

        RIGHT-OF-WAY: any right-of-way, easement or prescriptive right that is part of the Gathering Assets or the Transmission Assets.

        SELLER:  as defined in the preamble.

        SELLERS:  as defined in the preamble.

        SELLER GROUP:  as defined in Section 5.3.2(a).

        SELLER INDEMNIFIED PARTIES:  as defined in Section 7.2.

        TAX CLASSIFICATION DATE: the first day of the month which includes the day before the date of execution of this Agreement.

        TAX CLASSIFICATION ELECTION:  as defined in Section 5.3.2(h).

        TAXES: all federal, state, local, and foreign taxes, assessments, levies, or other governmental charges, including without limitation income, gross receipts, license, payroll, employment, severance, ad valorem, property, excise, stamp, premium, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, registration, value added, minimum, estimated taxes, together with any interest, penalties, additions to tax and other assessments thereon or related thereto.

        TAX ITEMS:  as defined in Section  5.3.2(a)

        TAX RETURN: any return, information return, or report with respect to Taxes.

        THIRD PARTY CLAIM:  as defined in Section 7.4.1.

        THIRD PARTY PERSONAL INJURY CLAIM: as defined in Section 7.4.1.

        THIRD PARTY PROPERTY CLAIM: as defined in Section 7.4.1.

        TRANSACTION THRESHOLD:  as defined in Section 7.10.

        TRANSMISSION ASSETS: the Real Property-Transmission, Personal Property-Transmission, Line Pack-Transmission, Contracts-Transmission, Permits-Transmission and Other Assets-Transmission, except for the Excluded Assets.

        TRANSMISSION INTERIM GROSS MARGIN: as defined in the Transmission System Operating Services Agreement.

        TRANSMISSION SYSTEM: all of the facilities owned or leased by KNWTLLC and used to transport natural gas from the Gathering System to the Plant and other delivery points, comprising approximately 58 miles of pipeline and 38,932 horsepower of site rated compression, located in Adams, Denver, and Weld Counties, Colorado as more fully depicted on the map attached hereto as Exhibit A, as operated by or on behalf of KNWTLLC on the date hereof.

        TRANSMISSION SYSTEM OPERATING SERVICES AGREEMENT. the Transmission System Operating Services Agreement between KNWTLLC and HSG executed and delivered simultaneously with the execution of this Agreement, as the same may be modified or amended from time to time.

        TRANSPORTATION AGREEMENT: the Interruptible Transportation Service Agreement between KNWTLLC and Buyer dated July 1, 1992.

        UNINSURED COST:  as defined in Section 5.3.8.

        WATTENBERG SYSTEM:  the Gathering System and the Transmission System.

        WORKING CAPITAL: an amount computed as the working capital of KNWTLLC as of the close of business on the Closing Date as provided in Schedule 1.1(j).

        WORKING CAPITAL ADJUSTMENT:  as defined in Section 2.6.

        WORKING CAPITAL STATEMENT:  as defined in Section 2.6.

SECTION 1.2       TERMINOLOGY.

        All article, section, subsection, schedule and exhibit references used in this Agreement are to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise (a) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate,
(b) the words "includes" or "including" shall mean "including without limitation," and (c) the words "hereof," "herein," "hereunder," and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Currency amounts referenced herein are in United States Dollars. References to "generally accepted accounting principles" herein shall refer to such principles in effect in the United States of America as of the date of the statement to which such phrase refers.

                          ARTICLE II. PURCHASE AND SALE

SECTION 2.1       THE PURCHASE AND SALE.

               (a) Subject to and in accordance with the terms and conditions of this Agreement, KNGG agrees to sell, assign, convey and transfer the Plant Right of First Refusal and the Gathering Assets to HSG, KMI agrees to sell, assign, convey and transfer the Membership Interest to HSR, HSG agrees to purchase and accept the Plant Right of First Refusal and the Gathering Assets from KNGG, and HSR agrees to purchase and accept the Membership Interest from KMI, all in exchange for the consideration described in Section 2.1(b).

               (b) The total consideration for the sale and transfer of the Purchased Interests is the following: (i) the payment to Sellers by Buyers of $1,000,000 (the "INITIAL PAYMENT"), which shall be nonrefundable; (ii) the payment to Sellers by Buyers of $27,926,050 (the "BASE CASH CONSIDERATION"), as such amount may be adjusted pursuant to Sections 2.9(c), 2.10(d), 5.3.8, 5.3.10(j), 5.3.20 of this Agreement and
        Section 3.2(e) of the Gathering System Operating Services Agreement (the "CASH CONSIDERATION"), (iii) the execution, delivery and performance by the applicable Parties of the Operating Services Agreements, including without limitation, the payment by HSG to KNGG of the Gathering Interim Gross Margin and to KNWTLLC of the Transmission Interim Gross Margin,
        (iv) the payment by Buyers to Sellers of the Facility Fees, (v) the execution, delivery and performance by the applicable Parties of the Gathering and Transportation Agreements Extensions and the Amoco Gathering and Transportation Agreements Amendments, and (vi) the payment by HSR to KMI of the amount, if any, by which the Working Capital exceeds zero, or the payment by KMI to HSR of the amount, if any, by which the Working Capital is less than zero.

               (c) The Initial Payment shall be paid by Buyers to Sellers pursuant to Section 2.4(c) by means of a completed federal funds transfer to the KMI Account for the further account of Sellers. The Cash Consideration shall be paid by Buyers to Sellers at Closing by means of a completed federal funds transfer to the KMI Account for the further account of Sellers. The Gathering Interim Gross Margin and the Transmission Interim Gross Margin shall be paid to KNGG and KNWTLLC, respectively as provided in the applicable Operating Services Agreement. The Facility Fees shall be paid by Buyers to Sellers on each Facility Fee Payment Date as provided in Section 2.9(a) by means of a completed federal funds transfer to the KMI Account for the further account of Sellers.

               (d) Buyers and Sellers agree to treat the purchases of the Purchased Interests contemplated by this Agreement as closing on the Closing Date for federal and applicable state tax purposes (the "Tax Closing"), and shall take no Tax position contrary to such position, provided that any Party may agree to a different position in settlement of a dispute or controversy with a taxing authority. HSR and KMI shall each timely file with the Internal Revenue Service a single Form 8594 with respect to the purchase under this Agreement of the Wattenberg System in a manner consistent with the preceding sentence and in accordance with the allocations set forth on Exhibit C. Buyers and Sellers agree
        to  report  the  federal,   state  and  local  income  and  other  tax
        consequences of the transactions contemplated herein in a manner consistent with the preceding sentences and with the allocations set forth on Exhibit C.

SECTION 2.2       CLOSING.

        The closing of the purchase and sale of the Gathering Assets and the Membership Interest (the "CLOSING") shall take place at a mutually agreed upon location in the Denver metropolitan area (it being agreed that the offices of Davis, Graham & Stubbs shall be agreeable to the Parties) commencing at 10:00 a.m., local time, on December 15, 2001 or on such earlier date as may be specified under Section 2.10, unless the conditions set forth in Sections 6.1 and 6.2 have not been fulfilled or waived by the applicable Parties or (ii) such other date as the Parties shall agree in writing. The date on which the Closing shall occur is referred to herein as the "CLOSING DATE."

SECTION 2.3       ACCESS TO BOOKS AND RECORDS; OTHER INFORMATION; ASSETS.

        Sellers and each member of Seller Group shall grant to Buyer (or its designees) access at all reasonable times to all of the Books and Records, information and other data relating to KNWTLLC, the Transmission Assets and the Gathering Assets within the possession or control of Sellers or any member of Seller Group (including workpapers and correspondence with regulatory authorities) that is not otherwise protected by legal privilege (other than confidentiality afforded to tax returns under state law) or subject to legal constraints or obligations of confidence to any third party (and shall be advised of the general content of such protected, constrained or confidential materials), and shall afford Buyers (or their designees) the right (at Buyers' expense) to take abstracts therefrom and to make copies thereof, to the extent reasonably necessary or appropriate to permit Buyers (or their designees) to conduct due diligence with respect to this Agreement, to conduct negotiations with regulatory authorities, to operate the Wattenberg System under the Operating Services Agreements, and to otherwise conduct their business.

SECTION 2.4       ACTIONS UPON EXECUTION.

        Simultaneously with the execution of this Agreement:

               (a) HSG, KNGG and KNWTLCC shall execute and deliver the Operating Services Agreements, and HSG shall take over operation of the Wattenberg System pursuant to the terms thereof on the Operations Transfer Date;

               (b) Buyers shall pay the following amounts to Sellers by means of a completed federal funds transfer to the KMI Account for the further account of Sellers:

                      (i) the Initial Payment, plus

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

                      (ii) $1,464,347 being the estimated net value of the
               Imbalance Receivables-Gathering, Imbalance Payables-Gathering, Imbalance Receivables-Transmission and Imbalance Payables-Transmission as of September 30, 1999, and which amount shall be subject to adjustment after the execution of this Agreement as provided in Section 5.3.18, plus

                      (iii) the loan amounts payable by HSG to KNGG and KNWTLLC
               pursuant to Section 5.3.20; less

                      (iv) the amounts due by Sellers to HSR pursuant to Section
               5.1.1 (transaction cost reimbursements).

               (c) HSR, KNGG and KNWTLLC shall execute and deliver the Gathering and Transportation Agreements Extensions and the Amoco Gathering and Transportation
        Agreements Amendments;

               (d) KNGG shall execute and deliver to HSG the Assignment of Plant Right of First Refusal in a mutually agreed form;

               (e) KMI shall execute and deliver to Buyers the LLC Membership Interest Pledge Agreement in a mutually agreed form and such other security instruments in form and substance satisfactory to each Party as may be appropriate to grant Buyers a perfected security interest in the Membership Interest to secure the obligations of KMI under this Agreement;

               (f) KMI shall execute and deliver the KMI Guarantee to Buyers;

               (g) Although the Parties intend that ownership of the Membership Interest and Gathering Assets not transfer from Sellers to Buyers until the Closing, Buyers shall execute and deliver to Sellers mortgages, liens, and security instruments in form and substance satisfactory to each Party to grant Sellers a perfected security interest in the interest, if any, of Buyers in the Gathering Assets and the Membership Interest to secure the obligations of Buyers under this Agreement and the Operating Services Agreements;

               (h) Sellers (or the appropriate Affiliates of Sellers) and HSG shall execute and deliver the Tower Space License Agreement in a mutually agreed form and the Assignment of FCC Licenses in a mutually agreed form;

               (i) KMI, KNGG, HSR and HSG and Chase Leasing shall each execute and deliver the Master Equipment Lease Transfer Documents to which each is a party;

               (j) HSR shall execute and deliver the HSR Guarantee to Sellers and KNWTLLC;

               (k) Each Buyer shall each deliver to Sellers a certificate of such Buyer's secretary or assistant secretary (or equivalent officer) certifying as to the adoption of resolutions of such Buyer authorizing this Agreement and the transactions contemplated hereby and the incumbency of the officers of such Buyer executing this Agreement and other documents contemplated hereby;

               (l) Each Seller shall each deliver to Buyers certificates of such Seller's secretary or assistant (or equivalent officer) certifying as to the adoption of resolutions of such Seller authorizing this Agreement and the transactions contemplated hereby and the incumbency of the officers of such Seller executing this Agreement and other documents contemplated hereby;

               (m) Sellers shall deliver an opinion of counsel in a mutually agreed form; and

               (n) Buyers shall deliver an opinion of counsel in a mutually agreed form.

SECTION 2.5       CLOSING ACTIONS.

        At the Closing, the following shall occur:

               (a) Buyers shall pay the Cash Consideration to Sellers in accordance with Section 2.1(c);

               (b) KMI and HSR shall execute and deliver an Assignment of Membership Interest to HSR effective as of the Effective Time in the form attached hereto as Exhibit D;

               (c) KNGG and HSG shall execute such Conveyance Documents as may be appropriate to transfer the Gathering Assets to HSG, subject to the Permitted Encumbrances, and without warranty, express or implied, except as provided in this Agreement, effective as of the Effective Time and containing such provisions as may be appropriate to cause HSG to assume all obligations arising under the Intangibles attributable to the period from and after the Effective Time; and taking into account any changes in the Gathering Assets since the date hereof, such as additions thereto, dispositions or terminations of any portion thereof, amendments, new Contracts or Permits, change in Effective Time, exercise by Sellers of the right to retain the Optional Excluded Assets, failure to obtain any required consent to assignment from any third party or other matters that may need to be taken into account in order that the mutually agreed upon forms of the Conveyance Documents are appropriate to transfer the Gathering Assets as they exist, and may be assigned, at the time of the Closing to HSG and for HSG to assume all obligations arising under the Intangibles as they exist at the time of Closing attributable to the period from and after the Effective Time; in this connection it is understood that, subject to Section 2.8, the Rights-of-Way that are also used in connection with the Excluded Assets will be transferred pursuant to the form of Partial Assignment attached hereto as Exhibit E, the Plant Interest will be transferred pursuant to the form of Assignment of Plant Interest attached hereto as Exhibit F, the station site leases that are part of the Gathering Assets shall be transferred pursuant to the form of

        Assignment of Station Site Leasehold Interest attached hereto as Exhibit G, the fee properties that are part of the Gathering Assets will be transferred pursuant to the form of Deed attached hereto as Exhibit H, and all other Gathering Assets shall be transferred pursuant to the form of Assignment, Bill of Sale and Conveyance attached hereto as Exhibit I, or variations thereof mutually acceptable to the Parties.

               (d) HSG shall deliver to KNGG and KMI a full and complete release of all their obligations under the Master Equipment Lease executed by Master Equipment Lessor;

                (e) Sellers shall deliver an affidavit of non-foreign ownership and shall deliver to Buyers an executed Colorado Revenue Form 1083, or the parties shall otherwise satisfy Colorado withholding tax requirements;

               (f) Sellers shall execute and deliver releases of the mortgages, liens and security interests granted to Sellers pursuant to Section 2.4(g);

               (g) Subject to the provisions of Section 2.11(a), (b), (c) and
        (d), Sellers shall make available to Buyers at Sellers' offices any of the Books and Records that have not previously been delivered to Buyers; and

               (h) Sellers shall pay, or cause to be paid, the outstanding principal amount of the loans made by HSG to KNGG and KNWTLLC pursuant to Section 5.3.20.

SECTION 2.6       DETERMINATION OF WORKING CAPITAL.

               (a) On or before April 1, 2002, KMI shall submit to HSR a statement (the "WORKING CAPITAL STATEMENT"), prepared and certified by KMI, containing the computation of the Working Capital and setting forth the payment due pursuant to Section 2.1(b)(vi) in connection therewith (the "PROPOSED WORKING CAPITAL Adjustment"). If HSR disputes the correctness of the Proposed Working Capital Adjustment, HSR shall notify KMI of its objection in writing within 30 days after receipt of the Proposed Working Capital Adjustment, which notice shall set forth in reasonable detail the reasons for HSR's objections. If HSR fails to deliver such notice within such 30-day period, HSR shall be deemed to have accepted the Proposed Working Capital Adjustment. KMI and HSR shall endeavor in good faith to resolve any disputed items within 20 days after KMI's receipt of notice of HSR's objections. If they are unable to do so, each Party shall have the right to refer the dispute to the Auditor for resolution and determination of the adjustments, if any, that are necessary for the Proposed Working Capital Adjustment to present fairly in all material respects, the calculation of the Working Capital as of the close of business on the date immediately preceding the Effective Time on the basis of the accounting methods described in
        Schedule 1.1(j). Such determination by the Auditor shall be conclusive and binding on the Parties. The fees of the Auditor incurred in resolving any such dispute shall be shared equally by KMI and HSR.

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

               (b) The amount due pursuant to Section 2.1(b)(vi) as finally determined pursuant to this Section 2.6 (whether by failure of HSR to deliver notice of objection, by agreement of the Parties or by determination by the Auditor) is referred to herein as the "WORKING CAPITAL ADJUSTMENT". If the Working Capital Adjustment is an amount payable by HSR to KMI, HSR shall pay such amount to KMI together with interest on such amount at the Prime Rate from the Effective Time to, but excluding, the date of payment. If the Working Capital Adjustment is an amount payable by KMI to HSR, KMI shall pay such amount to HSR together with interest on such amount at the Prime Rate from the Effective Time to, but excluding, the date of payment. Any payment under this Section 2.6 shall be made not later than two Business Days after determination of the Working Capital Adjustment in immediately available funds by wire transfer to a bank account designated by the Party entitled to receive the payment.

SECTION 2.7       REVENUES AND EXPENSES.

               (a) If the Closing occurs in accordance with the terms and provisions hereof, the ownership of the Gathering Assets shall be transferred from KNGG to HSG at the Closing, but effective as of the Effective Time. All revenues and expenses attributable to the operation of the Gathering System during the period from October 1, 1999 until the Effective Time shall be subject to the terms of the Operating Services Agreements. HSG shall be entitled to all revenues and shall be responsible for the payment of all expenses attributable to the operation of the Gathering Assets after the Effective Time. All ad valorem, property and other similar Taxes shall be prorated between Sellers and HSG as of the Effective Date.

               (b) If the Closing occurs in accordance with the terms and provisions hereof, the ownership of the Membership Interest shall be transferred from KMI to Buyer as of the Closing, but effective as of the Effective Time, and the Working Capital shall be adjusted as provided in
        Section 2.6.

SECTION 2.8       NONASSIGNABLE GATHERING ASSETS.

        KNGG will use Reasonable Efforts, and HSG shall use Reasonable Efforts to cooperate with KNGG, to obtain all necessary consents or waivers to transfer the Intangibles. KNGG shall not be obligated to incur more than $600,000 in the aggregate in out of pocket costs to obtain such consents and cure items 1, 3, and 4 of the title defects under Section 5.1.6. KNGG shall not be obligated to transfer any Intangible (and related property that it is not feasible to transfer in the absence of the transfer of such Intangible) where KNGG is unable to obtain any necessary consent or waiver to transfer such Intangible. In the event that KNGG shall not obtain any necessary consent or waiver with respect to any Intangible, KNGG shall provide written notice thereof to HSG identifying such Intangible and any such related property, and such Intangible and such related property shall not be included in the Conveyance Documents executed by KNGG pursuant to Section 2.5(c). To the extent KNGG is unable to obtain any necessary consent or waiver for any Intangible, KNGG shall hold the Intangible and any such related property for the benefit of HSG, its successors and assigns and use Reasonable Efforts to (i) cooperate in any reasonable and

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

lawful arrangement designed to provide HSG with the benefits of such Intangible and related property, and (ii) enforce, at the request of HSG, any rights of KNGG arising from such Intangible and related property. At the request and expense of HSG, KNGG will assist HSG in taking appropriate legal action to enforce any right to obtain any such consent or waiver.

SECTION 2.9       CERTAIN CONTRACTUAL MATTERS.

               (a) As part of the consideration for the execution of this Agreement, HSG and KNGG or KNWTLLC, as applicable, will enter into the Operating Services Agreements. The Operating Services Agreements grant Buyer the right to manage and operate the Wattenberg System and make improvements, additions and modifications thereto, all in accordance with the terms thereof. In consideration of the rights granted to HSG under the Operating Services Agreements, HSG agrees to pay to Sellers in addition to all other amounts payable under the terms of the Operating Services Agreements, an amount equal to $359,917 per month during the period from January 1, 2000 through December 31, 2001 (the "FACILITY FEES"), subject to Section 2.10. The Facility Fees for each month shall be payable on or before the 5th day of each such month (the "FACILITY FEES PAYMENT DATE") in accordance with Section 2.1(c).

                (b) In connection with the sale of the Gathering Assets, provided that the Closing occurs, HSG shall assume the obligations arising under the Intangibles from and in connection with the period after the Effective Time.

               (c) At the Closing, the Base Cash Consideration shall be reduced by the Principal Balance of the Master Equipment Lease, as such term is defined therein, as of the Effective Time.

SECTION 2.10      ACCELERATION OF CLOSING.

               (a) In the event that (i) HSG is in default in the performance of its obligations under either Operating Services Agreement in such a respect as may materially affect the value of the Wattenberg System or may create material liability to Sellers or KNWTLLC and (A) HSG has failed to cure such default within 60 days after notice in writing thereof by Sellers specifying such default, or (B) if such cure cannot be completed within the 60 day period, HSG fails to promptly upon receipt of such notice commence such cure and to proceed diligently thereafter to cure such default, or (ii) an Event of Default (as defined in the Master Equipment Lease) occurs as a result of (A) any failure of HSG to perform any obligation under the Master Equipment Lease for which it is responsible under the terms of the Gathering System Operating Services Agreement, (B) any failure of HSR or HSG to perform any of their obligations under the Master Equipment Lease Transfer Documents,
        (C) any material representation, warranty, statement or certification made by HSR or HSG under any Master Equipment Lease Transfer Document or other document or certification furnished to the Master Equipment Lessor in connection with the Master Equipment Lease or Master Equipment Lease Transfer Documents shall prove to be untrue or incorrect when made in any material respect, or shall be breached in any material

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

        respect, or (D) or the limited liability company existence of HSG shall cease, or HSG shall, without the Master Equipment Lessor's prior written consent, sell transfer or dispose of, or pledge or otherwise encumber, all or substantially all of its assets or property, or consolidate or merge with any other entity, or engage in any form of corporate reorganization; or (iii) HSR or HSG shall become insolvent or bankrupt or make an assignment for the benefit of creditors or consent to the appointment of a trustee or receiver; or a trustee or a receiver shall be appointed for HSR or HSG, or for a substantial part of the property of either of them without their consent and shall not be dismissed for a period of sixty 60) days; or any petition for the relief, reorganization or arrangement of HSR or HSG or any other petition in bankruptcy or for the liquidation, insolvency or dissolution of HSR or HSG shall be filed by or against HSR or HSG and, if filed against HSR or HSG shall be consented to or be pending and not dismissed for a period of sixty (60) days; or an order for relief under any bankruptcy or insolvency law shall be entered by any court or governmental authority of competent jurisdiction with respect to HSR or HSG; or any execution or writ of process shall be issued under any action or proceeding against HSR or HSG whereby any item of the Purchased Interests may be taken or restrained; or (iv) HSR shall default in the payment when due of any principal of or interest on any of its other debt or obligations aggregating $1,000,000 or more, or any event specified in any note, agreement, lease, indenture or other document evidencing or relating to any such debt or obligations shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such debt or obligations (or a trustee or agent on behalf of such holder or holders) to cause, such debt or obligations to become due prior to its stated maturity; then in any such event at the option of Sellers, the Closing Date and the Effective Time shall be accelerated to the first Business Day occurring more than fifteen (15) days after Sellers' notice of exercise of its option to so accelerate; provided that such acceleration shall occur automatically in the case of an event described in Section 2.10(a)(iii).

               (b) In the event that (i) KNGG is in default in any material respect in the performance of its obligations under the Master Equipment Lease for which it retains responsibility under the Gathering System Operating Services Agreement and (A) KNGG has failed to cure such default within 60 days after notice in writing thereof from Master Equipment Lessor or HSG specifying such default, or (B) if such cure cannot be completed within the 60 day period, KNGG fails to promptly upon receipt of such notice commence such cure and to proceed diligently thereafter to cure such default, (ii) an Event of Default (as defined in the Master Equipment Lease) occurs as a result of (A) any failure of KNGG to perform any obligation under the Master Equipment Lease for which it retains responsibility under the terms of the Gathering System Operating Services Agreement, (B) any failure of KMI or KNGG to perform any of their obligations under the Master Equipment Lease Transfer Documents, or (C) any material representation, warranty, statement or certification made by KMI or KNGG under any Master Equipment Lease Transfer Document or other document or certification furnished to the Master Equipment Lessor in connection with the Master Equipment Lease or Master Equipment

        Lease Transfer Documents shall prove to be untrue or incorrect when made in any material respect, or shall be breached in any material respect, or (D) the corporate or limited liability company of KNGG or KMI existence shall cease; or KMI or KNGG shall, without the Master Equipment Lessor's prior written consent, sell transfer or dispose of, or pledge or otherwise encumber, all or substantially all of its assets or property, or consolidate or merge with any other entity, or engage in any form of corporate reorganization; (iii) KMI or KNGG shall become insolvent or bankrupt or make an assignment for the benefit of creditors or consent to the appointment of a trustee or receiver; or a trustee or a receiver shall be appointed for KMI or KNGG, or for a substantial part of the property of either of them without its their consent and shall not be dismissed for a period of sixty 60) days; or any petition for the relief, reorganization or arrangement of KMI or KNGG or any other petition in bankruptcy or for the liquidation, insolvency or dissolution of KMI or KNGG shall be filed by or against KMI or KNGG and, if filed against KMI or KNGG shall be consented to or be pending and not dismissed for a period of sixty (60) days; or an order for relief under any bankruptcy or insolvency law shall be entered by any court or governmental authority of competent jurisdiction with respect to KMI or KNGG or any execution or writ of process shall be issued under any action or proceeding against KMI or KNGG whereby any item of the Purchased Interests may be taken or restrained; or (iv) KMI shall default in the payment when due of any principal of or interest on any of its other debt or obligations aggregating $75,000,000 or more, or any event specified in any note, agreement, lease, indenture or other document evidencing or relating to any such debt or obligations shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such debt or obligations (or a trustee or agent on behalf of such holder or holders) to cause, such debt or obligations to become due prior to its stated maturity, then in any such event at the option of Buyers the Closing Date and the Effective Time shall be accelerated to the first Business Day occurring more than fifteen (15) days after HSG's notice of exercise of its option to so accelerate; provided that such acceleration shall occur automatically in the case of an event described in Section 2.10(b)(iii).

               (c) Either Party's option to accelerate the Closing pursuant to
        Section 2.10(a) or (b) must be exercised by such Party giving notice thereof in accordance with this Agreement.

               (d) If an accelerated Closing occurs:

                       (i) the Base Cash Consideration shall equal the
               difference between (A) the net present value as of the accelerated Closing Date of the following amounts calculated at a discount rate equal to 10% per annum, and assuming that each such amount was paid to or received by Sellers or KNWTLLC, as applicable, at the time it would have been paid or received had the Closing occurred on the date originally contemplated hereby: the Base Cash Consideration, the Facilities Fees payable after the accelerated Closing Date and the Target Amounts under the Gathering System Operating Services Agreement for each month after the

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

                accelerated Closing Date, and (B) the net present value as of the accelerated Closing Date of the following amounts calculated at a discount rate equal to 10% per annum, and assuming that each such amount was paid by KNGG or KNWTLLC, as applicable, at the time it would have been paid had the Closing occurred on the date originally contemplated hereby: the Base Fees under the Gathering System Operating Services Agreement and the Operating Services Fees under the Transmission System Operating Services Agreement for each month after the accelerated Closing Date; and

                      (ii) the obligation of Buyers to pay the Facilities Fees
               shall terminate as of such accelerated Closing Date.

SECTION 2.11      BOOKS AND RECORDS TRANSFER.

        Sellers shall deliver all Books and Records in their possession that are normally maintained by or on behalf of KNWTLLC or with respect to Gathering Assets to HSG as soon as required by HSG to operate the Wattenberg System, but in any event not later than January 3, 2000, subject to the following provisions:

               (a) Sellers may retain the originals of all Books and Records that contain information relating to the Purchased Interests, but principally relate to Sellers or their Affiliates other than the KNWTLLC or the Gathering Assets (with Buyers to have access thereto), and Sellers may retain copies of all Books and Records that are delivered to Buyers;

               (b) Sellers may retain (with Buyers to have access thereto) all consolidating and consolidated financial information and all other accounting Books and Records prepared or used in connection with (i) the preparation of financial statements of Sellers and/or their Affiliates and (ii) the preparation and filing of any Tax Returns;

               (c) Sellers are not obligated to deliver those portions of files, records or documents that are protected by legal privilege (other than confidentiality afforded to tax returns under state law) or that relate to matters or issues for which Sellers have retained sole responsibility;

               (d) It is understood that the operating manuals delivered by Sellers to Buyers relating to the operation of the System also are applicable to other pipeline operations of Sellers and their Affiliates and constitute proprietary and confidential information of Sellers. Sellers shall retain all proprietary rights in and to the operating manuals delivered Buyer. Such operating manuals shall only be used in connection with the operation of the System or in the preparation of Buyers' own operating manuals and for no other purpose. Buyers shall maintain the confidentiality of the operating manuals in accordance with the provisions of the Confidentiality Agreement for a period of 4 years after the date of this Agreement. Sellers make no representation or warranty with regard to the content of the operating manuals, and Buyer shall utilize and rely upon the operating manuals only at its sole risk. Sellers shall have no obligation to furnish Buyers any updates or revisions to the operating manuals or to advise Buyers of any changes in any legal, regulatory or other matter covered thereby. Nothing contained in or omitted from the operating manuals shall in any way affect the indemnity obligations of the Parties under Article VII.

             ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS

SECTION 3.1       REPRESENTATIONS AND WARRANTIES.

        Each Seller hereby jointly and severally represents and warrants to Buyers as of the date of this Agreement that:

        3.1.1     ORGANIZATION AND GOOD STANDING.

        KMI is a corporation duly organized and validly existing under the laws of the State of Kansas and is in good standing under the laws of the State of Kansas. KNGG is a corporation duly organized and validly existing under the laws of the State of Colorado and is in good standing under the laws of the State of Colorado. KMI is qualified to do business as a foreign corporation and is in good standing under laws of the State of Colorado.

        3.1.2     AUTHORITY OF EACH SELLER.

        Each of Sellers has all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated herein or therein to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution, delivery and performance of this Agreement and the other agreements contemplated herein or therein to which a Seller is a party by such Seller and the transactions contemplated hereby and thereby to be consummated by such Seller have been duly authorized by all requisite corporate action by that Seller. This Agreement and the other agreements contemplated herein or therein to which a Seller is a party have been duly executed and delivered by such Seller and constitute a valid and binding agreement of that Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

        3.1.3     NO VIOLATIONS.

        The execution and delivery by each Seller of this Agreement and the other agreements contemplated herein or therein to which it is a party does not and the consummation of the transactions contemplated hereby in accordance with the terms hereof will not:

                (a) violate any provision of the articles of incorporation or bylaws of such Seller;

               (b) except as set forth in Section 3.1.3 of the Disclosure Schedule, violate any provision of any Legal Requirement binding upon such Seller;

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

               (c) except as set forth in Section 3.1.3 of the Disclosure Schedule, result in a breach of, constitute a default under, or require any consent, or approval under, any Contract to which Sellers or KNWTLLC is a party or by which any of their respective assets are subject, which individually or in the aggregate would have a Material Adverse Effect or prevent Sellers from consummating the transactions contemplated hereby; or

               (d) result in the creation or imposition of any Encumbrance on the Gathering Assets or the Transmission Assets, except as contemplated hereby.

        3.1.4     COMPLIANCE WITH LAWS.

        Except as set forth in Section 3.1.4 of the Disclosure Schedule, and for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of Sellers, KNGG is not in violation of any Legal Requirement applicable to the Gathering Assets and KNWTLLC is not in violation of any Legal Requirement applicable to itself or the Transmission Assets.

        3.1.5     PERMITS.

        Except as set forth in Section 3.1.5 of the Disclosure Schedule, and except for matters that have not and would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of Sellers: (i) KNGG holds all Permits necessary for the operation of the Gathering System under normal operating conditions and KNWTLLC holds all Permits necessary for the operation of the Transmission System under normal operating conditions; (ii) each such Permit is in full force and effect; and (iii) KNGG and KNWTLLC are in compliance with all of their respective obligations under each such Permit, and no event has occurred which permits, or upon the giving of notice or the lapse of time would permit, modification, revocation or termination of any such Permit.

        3.1.6     ENVIRONMENTAL MATTERS.

        Except as set forth in Section 3.1.6 of the Disclosure Schedule, and except for matters that have not or would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of Sellers:

               (a) KNGG is not in violation of any Environmental Laws applicable to its operations or the Gathering Assets, and KNWTLLC is not in violation of any Environmental Laws applicable to its operations or the Transmission Assets;

               (b) Neither Sellers nor KNWTLLC has received any written notice of violation or noncompliance, or notice of potential liability, from any Governmental Authority pursuant to applicable Environmental Laws with respect to the Gathering Assets, the Transmission Assets or KNWTLLC;

               (c) There have been no unremediated releases of Hazardous Materials at or from the Gathering Assets or the Transmission Assets in violation of applicable Environmental Laws;

               (d) Neither Sellers nor KNWTLLC is subject to any existing, pending or threatened civil, criminal or administrative action, suit, Claim, notice of violation, investigation, notice of potential liability, request for information, inquiry, demand or proceeding under applicable Environmental Laws arising from or associated with the ownership, operation or condition of the Gathering Assets or the Transmission Assets;

               (e) To the extent required by applicable Environmental Laws, all Hazardous Materials generated by Sellers or KNWTLLC in connection with their ownership or operation of the Gathering Assets or the Transmission Assets have been handled, treated, transported and disposed only by persons authorized under applicable Environmental Laws to so handle, treat, dispose, or transport such Hazardous Materials;

               (f) No release or cleanup of Hazardous Materials has occurred at, under or on the Gathering Assets or the Transmission Assets which would reasonably be expected to result in the assertion or creation of any Encumbrance on such properties by any Governmental Authority with respect thereto, nor has any such Encumbrance been asserted or made by any Governmental Authority; and

               (g) Sellers and KNWTLLC have made available to Buyers all material internal and external environmental audits, studies, documents and correspondence on Environmental Matters in the possession or control of Sellers and KNWTLLC relating to the Gathering Assets and the Transmission Assets, except to the extent protected by legal privilege.

        3.1.7     CONTRACTS.

              (a) To Sellers' Knowledge, Schedule 1.1(a) is a list of all material Contracts relating to the Gathering Assets to which KNGG is a party or to which the Gathering Assets are bound. Schedule 1.1(b) is a list of all material Contracts to which KNWTLLC is a party or to which its assets are bound.

               (b) To Sellers' Knowledge, the Contracts listed in Schedules 1.1(a) and (b) are in full force and effect, and are valid and legally binding on the parties thereto. To Sellers' Knowledge, except as set forth in Section 3.1.7 of the Disclosure Schedule and except for such defaults as have not and would not, individually or in the aggregate, have a Material Adverse Effect, KNGG is not in default under any Contract listed on Schedule 1.1(a), and KNWTLLC is not in default under any Contract listed on Schedule 1.1(b).

               (c) All payments due to KNGG for services performed on the Gathering System and all payments due to KNWTLLC for services performed on the Transmission

        System that are more than $50,000 and more than 90 days past due are set forth in Section 3.1.7 of the Disclosure Schedule.

        3.1.8     LITIGATION.

        Except as set forth in Sections 3.1.5, 3.1.6 and 3.1.8 of the Disclosure Schedule, there are no actions, mediations, arbitrations, suits, investigations, proceedings or Claims pending or, to the Knowledge of Sellers, threatened against or specifically affecting the Gathering Assets, KNWTLLC or any of its assets or operations before or by any federal, state, foreign or local court, tribunal or other Governmental Authority or any arbitrator or mediator or other quasi-judicial body.

        3.1.9     GATHERING ASSETS AND TRANSMISSION ASSETS.

               (a) Except for the Excluded Assets, the Gathering Assets and the Transmission Assets constitute all of the properties and assets necessary for the operation of the Wattenberg System as it is currently operated.

               (b) Sellers currently have insurance covering the Gathering Assets and Transmission Assets in the types of coverages, amounts and deductibles which are set forth in Section 3.1.9 of the Disclosure Schedule.

               (c) The computer software, licenses, or other intellectual property comprising a portion of the Other Assets - Gathering and Other Assets - Transmission are freely transferable to Buyers and the transfer of such items will not violate or infringe upon the copyright or other intellectual property rights of any third party, and any payment, royalty or license transfer fee necessary to properly transfer such assets has been paid or will be paid by Sellers.

        3.1.10    TITLE TO GATHERING ASSETS AND TRANSMISSION ASSETS.

               (a) Subject to the Permitted Encumbrances, and except as set forth in Section 3.1.10 of the Disclosure Statement, KNGG has Defensible Title to the Gathering Assets purported to be owned by it defensible against the claims and demands of all persons claiming the same by, through or under KNGG, but not otherwise. Subject to the Permitted Encumbrances, KNWTLLC has Defensible Title to the Transmission Assets purported to be owned by it, defensible against the claims and demands of all persons claiming the same by, through or under KNWTLLC, but not otherwise.

               (b) Except as set forth on Section 3.1.10 of the Disclosure Schedule, there are no preferential rights to purchase or similar agreements and no third party consents to assignments or similar agreements which will be invoked by the execution of this Agreement or the consummation of the transactions contemplated hereunder.

        3.1.11    NO BROKERS.

        Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement that in any manner would be payable or binding on Buyers.

        3.1.12    MASTER EQUIPMENT LEASE.

        To the Knowledge of Sellers, all Instruments comprising the Master Equipment Lease Transfer Documents are identified in Schedule 1.1(k). The Master Equipment Lease is in full force and effect in accordance with its terms. Except for such defaults as have not and would not have a Material Adverse Effect, KNGG is not in default under the Master Equipment Lease, and to the Knowledge of Sellers, no other party to the Master Equipment Lease is in default thereunder. None of KMI, KNGG, KN Front Range Gathering Company or any Affiliate of KMI has received any notice from Master Equipment Lessor or any Affiliate thereof asserting a default by KN Front Range Gathering Company or KNGG under the Master Equipment Lease or otherwise asserting any material dispute concerning the terms thereof, or the rights, obligations or performance thereof by any of the parties thereto.

        3.1.13    TAXES.

        (a) Each Seller and KNWTLLC has timely filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects, and all Taxes owed by Sellers and KNWTLLC have been paid. The Gathering Assets, the Membership Interest and the Plant Right of First Refusal are not subject to any Encumbrances with respect to Taxes other than Taxes that are not yet due and payable.

        (b) KMI has consistently treated KNWTLLC as an association taxable as a corporation for federal and applicable state income Tax purposes from April 1, 1995 to the effective date of the Tax Classification Election (and such treatment has been in accordance with applicable law). Other than the Tax Classification Election, KMI has not made an election on Form 8832 (or any substitute therefor) with respect to the classification of KNWTLLC under Treas. Reg. Section 301.7701-3. To Sellers' Knowledge, there is no reason why KNWTLLC cannot elect to be disregarded as a separate entity for federal income tax purposes effective as of the Tax Classification Date.

        (c) Except as provided on the Section 3.1.13 Disclosure Schedule, (i) there is no material dispute or Claim concerning any Tax Liability of KNWTLLC either (A) claimed or raised by any authority in writing, or (B) as to which Sellers have Knowledge, and (ii) there is not material dispute or Claim concerning any Tax Liability of Sellers arising from or in connection with the Purchased Interests either (A) claimed or raised by any authority in writing, or
(B) as to which Sellers have Knowledge.

        (d) The provisions of this Section 3.1.13 shall not apply to any Tax Returns or Taxes required to be filed or paid, respectively, by HSG on behalf of KNGG or KNWTLLC pursuant to the Operating Services Agreements.

        (e) No sales or use tax is payable with respect to amounts paid or to be paid as basic payments, supplemental payments or additional supplemental payments under the Master Equipment Lease. All required state and local sales and use taxes were properly paid upon acquisition by Sellers or KNWTLLC, as applicable, of the Gathering Assets and the Transmission Assets, and upon transfer of title of any of such assets pursuant to the Master Equipment Lease.

        (f) KNWTLLC is not a party to any tax allocation or sharing agreement, and has no liability for the Taxes of any other person as a transferee or successor, by contract, or otherwise. During the period that KNWTLLC was treated as a corporation for federal income tax purposes, it has never been a member of any consolidated group other than consolidated group of which KMI is the common parent.

        3.1.14    CERTAIN INFORMATION.

             To Sellers' Knowledge, (i) the historical operating and maintenance cost data concerning the Wattenberg System set forth in Schedule 3.1.14(i) of the Disclosure Statement is accurate in all material respects, (ii) the historical revenue and volume information set forth in Schedule 3.1.14 (ii) of the Disclosure Schedule concerning the natural gas liquids recovered and sold from the Wattenberg System is accurate in all material respects, (iii) the historical net revenue information concerning the Plant Interest set forth in
Schedule 3.1.14(iii) of the Disclosure Statement is accurate in all material respects, (iv) Sellers have made available for review by Buyers all material records in Sellers' possession regarding the repair, maintenance and operation of the Equipment that is part of the System, and (v) Sellers have made available to Buyers a complete and accurate copy of the Tariff, all orders issued by FERC directly applicable to the Transmission System, and KNWTLLC's certificate of convenience and necessity from FERC and material documents associated with such certificate.

        3.1.15    FERC Matters.

             Except as set forth in Section 3.1.15 of the Disclosure Schedule and for matters as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of Sellers, Sellers have complied with all FERC rules, regulations and orders with respect to the Purchased Interests.

        3.1.16    Year 2000 Preparedness for Field Operations.

        Sellers have a good faith belief that all of the field equipment, pipelines, valve stations and metering facilities, compressors and other equipment, including all imbedded technology therewith, associated with the Gathering Assets and the Transmission Assets are operationally capable, from the standpoint of all information technology, and taking into account contingency plans, of flowing gas without material interruption upon commencement of the year 2000 and through March 1, 2000. Sellers have prepared a year 2000 preparedness plan with regard to the Wattenberg System that includes such contingency plans that Sellers believe are appropriate.

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

        3.1.17    SELLERS' STATUS.

        Neither of Sellers is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the rules and regulations promulgated thereunder), and Sellers shall deliver to Buyers at Closing affidavits of non-foreign ownership confirming such ownership status at the Closing.

        3.1.18    NO BANKRUPTCY.

         There is no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or threatened against either of Sellers or KNWTLLC.

         3.1.19   LABOR MATTERS.

        None of Sellers, KNWTLLC, or the Wattenberg System is a party to, or bound by, any written or oral collective bargaining agreement or other agreement with any labor union or organization that could affect HSG's operation of the Wattenberg System. To the Knowledge of Sellers, there are currently no union or other labor organization activities affecting Sellers, KNWTLLC or the Wattenberg System.

SECTION 3.2       CERTAIN ADDITIONAL REPRESENTATIONS AND WARRANTIES CONCERNING
                  KNWTLLC.

        KMI represents and warrants to Buyers as of the date of this Agreement that:

        3.2.1     ORGANIZATION AND GOOD STANDING.

        KNWTLLC is a limited liability company duly organized and validly existing under the laws of the State of Colorado and is in good standing under the laws of the State of Colorado.

        3.2.2     NO CONFLICT.

        The execution and delivery of this Agreement by Sellers does not and the consummation of the transactions contemplated hereby in accordance with the terms hereof will not violate any provision of the organizational documents of KNWTLLC.

        3.2.3     CAPITALIZATION.

               (a) The Membership Interest has been duly authorized and validly issued. The Membership Interest constitutes all of the outstanding membership interests in KNWTLLC.

               (b) There are no contracts, agreements, commitments or other arrangements obligating KMI or KNWTLLC to issue, sell, pledge, dispose of or encumber, nor any options, warrants or rights of any kind to acquire, nor any securities that are convertible

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

        into or exercisable or exchangeable for, any membership interest in KNWTLLC. There are no contracts, agreements, commitments or other arrangements obligating KNWTLLC to redeem, purchase or acquire or offer to acquire, nor any outstanding option, warrant or right to acquire, nor any securities that are convertible into or exercisable or exchangeable for, any membership interest in KNWTLLC. There are no contracts, agreements, commitments or other arrangements obligating KNWTLLC to make any dividend or distribution of any kind.

               (c) There are no outstanding or authorized membership interest appreciation, phantom ownership interests, profit participation, or similar rights affecting the membership interests of KNWTLLC. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the membership interests of KNWTLLC.

        3.2.4     TITLE TO MEMBERSHIP INTEREST.

        KMI has Defensible Title to the Membership Interest.

        3.2.5     SUBSIDIARIES; INVESTMENTS.

        KNWTLLC has no subsidiaries. KNWTLLC owns no interests, and has no investments, in any assets other than the Transmission Assets and certain Excluded Assets.

        3.2.6     FINANCIAL STATEMENTS.

        Section 3.2.6 of the Disclosure Schedule includes the unaudited balance sheet as of September 30, 1999 of KNWTLLC (the "KNWTLLC BALANCE SHEET"). The KNWTLLC Balance Sheet presents fairly in all material respects the financial position of KNWTLLC. Since September 30, 1999, KNWTLLC has not incurred any liabilities that in accordance with generally accepted accounting principles are required to be set forth in the KNWTLLC Balance Sheet, other than liabilities incurred in the ordinary course of business or liabilities that are disclosed in
Section 3.2.6 of the Disclosure Schedule.

        3.2.7     EMPLOYEE MATTERS.

        KNWTLLC does not have any employees.

        3.2.8     NATURAL GAS ACT.

        KNWTLLC is a "natural gas company" as defined in the Natural Gas Act.

        3.2.9     EMPLOYEE BENEFIT PLANS AND POLICIES.

                (a) KNWTLLC does not sponsor, maintain or contribute to or have an obligation to contribute to, and has not at any time, sponsored, maintained or contributed to or had an obligation to contribute to, any Plan.

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

               (b) With respect to any Plan which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement, by any corporation, trade, business or entity under common control with KNWTLLC, within the meaning of Section 414(b), (c) or (m) of the Code or
        Section 4001 of ERISA ("COMMONLY CONTROLLED ENTITY"), (w) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (x) no liability to the Pension Benefit Guaranty Corporation has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (y) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (z) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

SECTION 3.3    CERTAIN REPRESENTATIONS AND WARRANTIES REPEATED AS OF CLOSING.

        The representations and warranties of Sellers contained in Sections
3.1.1 through 3.1.4, 3.1.10(a), 3.1.11, 3.1.13, 3.1.17, 3.1.18, 3.2.1 through
3.2.5, 3.2.7 and 3.2.9 shall be deemed to have been repeated by Sellers as of the Closing.

              ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYERS

SECTION 4.1 REPRESENTATIONS AND WARRANTIES. Each Buyer hereby jointly and severally represents and warrants to Sellers as of the date of this Agreement that:

        4.1.1  ORGANIZATION AND GOOD STANDING.

        HSR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. HSR is qualified to do business as a foreign corporation in the State of Colorado. HSG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.

        4.1.2  AUTHORITY OF BUYERS.

        Each of Buyers has all requisite corporate or limited liability company power and authority to enter into this Agreement and the other agreements contemplated herein or therein to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution, delivery and performance of this Agreement and the other agreements contemplated herein or therein to which a Buyer is a party by such Buyer and the transactions contemplated hereby and thereby to be consummated by such Buyer have been duly authorized by all requisite corporate or limited liability company action by that Buyer. This Agreement and the other agreements contemplated herein or therein to which a Buyer is a party have been duly executed and delivered by such Buyer and constitute a valid and binding agreement of that Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

        4.1.3  NO VIOLATIONS.

        The execution and delivery by each Buyer of this Agreement and the other agreements contemplated herein or therein to which it is a party does not and the consummation of the transactions contemplated hereby in accordance with the terms hereof will not:

               (a) violate any provision of the certificate of incorporation, bylaws or organizational documents of such Buyer;

               (b) violate any provision of any Legal Requirement binding upon such Buyer; or

               (c) result in a breach of, or constitute a default under, or require any consent, or approval under, any Contract to which either Buyer is a party or by which any of its assets are subject, which individually or in the aggregate would have a material adverse effect on Buyer or prevent Buyers from consummating the transactions contemplated hereby; or

               (d) result in the creation or imposition of any Encumbrance on the Gathering Assets or the Transmission Assets, except as contemplated hereby.

        4.1.4  ACQUISITION AS INVESTMENT.

        Buyers are acquiring the Gathering Assets and the Membership Interest for their own accounts as an investment without the present intent to sell, transfer or otherwise distribute the Gathering Assets or Membership Interest to any other person or entity.

        4.1.5  BROKERAGE OR FINDERS FEES .

        Buyers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement that in any manner would be payable or binding on Sellers.

        4.1.6  KNOWLEDGEABLE BUYERS.

        Buyers (a) are represented by competent legal, tax and financial counsel in connection with the negotiation, execution and delivery of this Agreement,
(b) have sufficient knowledge and experience in marketing energy and owning, managing, and operating businesses similar to the Purchased Interests, and the technical, commercial, financial, legal, regulatory, and other risks associated with owning the Purchased Interests, (c) have had access to the Gathering Assets, the Transmission Assets, the officers and employees of Sellers, and the Books and Records and files of Sellers and KNWTLLC relating to the Purchased Interests, (d) in making the decision to enter into this Agreement, have relied solely on the basis of their own independent due diligence investigation and upon the representations and warranties made herein, (e) are financially capable of owning the Purchased Interests and performing their obligations under this Agreement and all instruments executed pursuant to or in connection herewith, and (f) understand that in connection with their operation and ownership of the Wattenberg System they must comply with the rules and regulations of the FERC, including Order
497. Buyers acknowledge that Sellers have not made, and Sellers hereby expressly disclaim and negate, any representation or warranty (other than those express representations and warranties contained herein), express, implied, at common law, by statute or otherwise, relating to the Purchased Interests. Buyers acknowledge that they have reviewed Sellers' year 2000 preparedness plans concerning the Wattenberg System and believe that such plans are adequate for their purpose. Buyers also acknowledge that the implementation of such plans will be under their control and direction pursuant to the Operating Services Agreements.

        4.1.7  APPROVAL BY MASTER EQUIPMENT LESSOR.

Master Equipment Lessor has consented to and approved (a) Buyers to operate the Wattenberg System pursuant to the terms of the Operating Services Agreements and
(b) the assumption by Buyer of the Master Equipment Lease in accordance with
Section 2.9.

        4.1.8  NO DEFAULT.

        Buyers are not in default under any credit facility agreement lease or any other loan agreement to which either is a party.

        4.1.9  ORDER 497 PLANS.

        Buyers have provided Sellers Buyers' plans for complying with FERC Order 497 to the extent applicable to the transactions contemplated hereby.

SECTION 4.2    CERTAIN REPRESENTATIONS AND WARRANTIES REPEATED AS OF CLOSING. .

        The representations and warranties of Buyers contained in Sections 4.1.1 through 4.1.3 and 4.1.5 shall be deemed to have been repeated by Buyers as of the Closing

                 ARTICLE V. ADDITIONAL AGREEMENTS AND COVENANTS

SECTION 5.1       COVENANTS OF SELLERS.

        Sellers covenant and agree with Buyers as follows:

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

        5.1.1     TRANSACTION COSTS.

        (a) Sellers shall bear and pay all of the costs, fees and expenses incurred by them in connection with the transactions contemplated by this Agreement, including any amounts payable to Bank of America Leasing & Capital, LLC (as successor to NationsBanc Leasing Corporation) or Citizens Leasing Corporation in connection with the transfer of the Master Equipment Lease to Chase Leasing. In addition, Sellers will reimburse Buyers for 50% of the advisory fees, syndication fees, legal fees and other transaction expenses that Buyers pay or reimburse to Chase Leasing or any of its Affiliates in connection with the acquisition of the Master Equipment Lease by Chase Leasing, not to exceed a total reimbursement of $300,000 less the amounts paid to Bank of America Leasing & Capital LLC and Citizens Leasing Corporation pursuant to the preceding sentence as a prepayment or breakup fee of approximately $25,000. Such reimbursement shall be made pursuant to Section 2.4(b) with respect to Sellers' share of all such costs, fees and expenses incurred and accounted for prior to the date of payment under such Section and to be made within 15 days after receipt of invoice from Buyers with respect to Sellers' share any such costs, fees and expenses thereafter accounted for or incurred.

        (b) Sellers will reimburse Buyers for 50% of the Additional Supplemental Payments as paid by HSG to Chase Leasing during the Interim Period under the terms of the Supplemental Assumption Agreement described in Schedule 1.1(k), not to exceed a total reimbursement of $300,000. Such reimbursements shall be made within 15 days after receipt of invoice from Buyers with respect to Sellers' share of such Additional Supplemental Payments.

        5.1.2     INTRAGROUP BALANCES AND AGREEMENTS.

        Prior to the Closing, Sellers and their Affiliates shall (i) pay or otherwise satisfy all intragroup payables owed to Sellers or any of their Affiliates by KNWTLLC, and (ii) terminate all intragroup agreements or other arrangements between Sellers or their Affiliates, on the one hand, and KNWTLLC, on the other hand.

        5.1.3     SATISFACTION OF CERTAIN OBLIGATIONS.

        Prior to Closing, KNGG will make all basic rent payments coming due in respect of the Gathering Assets under the Master Equipment Lease. KMI shall take such actions as may be necessary to pay or otherwise satisfy all Indebtedness of KNWTLLC (other than payables due and payable in the ordinary course of business and taken into account in determining Working Capital) so that KNWTLLC shall not have any Indebtedness that under generally accepted accounting principles is required to be recorded on the balance sheet of KNWTLLC as of the Closing or other Indebtedness (other than accounts payable incurred in the ordinary course of business).

        5.1.4     COVENANTS CONCERNING THE MASTER EQUIPMENT LEASE.

               (a) MODIFICATIONS OF THE MASTER EQUIPMENT LEASE. KNGG will not agree or consent to any modifications of the Master Equipment Lease, and KNGG will not waive

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

        any material rights thereunder without the prior written consent of HSG which consent shall not be unreasonably withheld, conditioned or delayed.

               (b) PERFORMANCE OF THE MASTER EQUIPMENT LEASE. KNGG will perform all of its obligations under the Master Equipment Lease in a timely and complete manner in all material respects, subject to compliance by HSG with the terms of the Operating Services Agreements.

               (c) NOTICES CONCERNING THE MASTER EQUIPMENT LEASE. Sellers will forthwith notify Buyers of (i) receipt by either Seller or any Affiliate thereof, of any notice from Master Equipment Lessor or any successor or assign thereof, asserting any failure by KNGG to comply with the terms of the Master Equipment Lease, providing a copy of such notice, (ii) any failure by KNGG to comply in any material respect with the terms of the Master Equipment Lease, specifying in reasonable detail the nature of any such failure, and (iii) any document hereafter executed by KNGG amending or modifying the terms of the Master Equipment Lease.

               (d) TRANSFERS; ENCUMBRANCES. KNGG will not directly or indirectly
        (i) assign, transfer or otherwise convey, any portion of KNGG's rights under the Master Equipment Lease, including its rights with respect to the property subject thereto, except to any Affiliate of KMI that assumes all of the obligations of KNGG hereunder in respect to the assigned, transferred or conveyed rights or property and whose obligations are guaranteed by KMI in accordance with the terms of a guarantee agreement on substantially the same terms as the KMI Guaranty,
        (ii) grant to any Person other than HSG or an Affiliate thereof the right to acquire any interest in the Master Equipment Lease or any property subject thereto, or (iii) grant or suffer any Encumbrance upon KNGG's interests in the Master Equipment Lease or any property subject thereto, other than any Permitted Encumbrance or any Encumbrance created by virtue of the operations of HSG.

        5.1.5         SUBROGATION.

        To the extent transferable, KNGG will subrogate HSG to any warranty or indemnification claim which KNGG may have against any third party, prior owner, vendor or assignor with respect to the Gathering Assets, except for any such claim that may relate to rights, liabilities or obligations retained by Sellers under this Agreement.

        5.1.6         Title Curative.

        KNGG will use Reasonable Efforts, and HSG shall use Reasonable Efforts to cooperate with KNGG, to cure the title defects described in Schedule 5.1.6 prior to Closing. KNGG shall not be obligated to incur more than $600,000 in the aggregate in out of pocket costs to obtain consents under Section 2.8 and cure the title defects listed as items 1, 3 and 4 in Schedule 5.1.6. To the extent items 1, 3, and 4 listed on Schedule 5.1.6 cannot be cured prior to Closing because a consent to assign from the surface owner cannot be obtained, Sellers shall use Reasonable Efforts to (i) cooperate in any reasonable and lawful arrangement designed to provide HSG with the benefits of ownership of such item and related property, and (ii) enforce, at the request and

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

expense of HSG, any rights of Sellers arising from such item and related property. At the request and expense of Buyers, Sellers will assist Buyers in taking appropriate legal action to obtain marketable title to such item. In addition, if Panhandle Eastern Pipe Line Company or its successors ("PEPL") is holding title to these items for the benefit of Sellers because of the inability to obtain consent to assign, Sellers shall use Reasonable Efforts to obtain from PEPL written assurance that PEPL will hold the item for the benefit of Buyers after the Closing.

        5.1.7         EVIDENCE OF PAYMENT.

        For each payment required to be made by Sellers under the Master Equipment Lease Sellers shall provide Buyers notice that the payment has been made within 2 Business Days after the due date for such payment.

SECTION 5.2       COVENANTS OF BUYERS.

        Buyers covenant and agree with Sellers as follows:

        5.2.1     TRANSACTION COSTS.

        Subject to Section 5.1.1, Buyers shall bear and pay all of the costs, fees and expenses incurred by them in connection with the transactions contemplated by this Agreement, including without limitation, all costs, fees and expenses for which Buyers or Sellers are required to pay or reimburse to Chase Leasing or its Affiliates in connection with its acquisition of the Master Equipment Lease. Buyers shall pay on or before the date due all amounts payable to Chase Leasing under the Supplemental Assumption Agreement described in
Schedule 1.1(k).

SECTION 5.3       MUTUAL COVENANTS

        Buyers and Sellers each covenant and agree as follows:

        5.3.1     DISTRIBUTIONS.

        Notwithstanding anything to the contrary in this Agreement, prior to the Closing, KMI shall have the right to cause KNWTLLC to distribute to KMI or any Affiliate of KMI (i) all cash, cash equivalents, and advances to associated companies so as to reduce the Working Capital as of the Closing and (ii) subject to the approval of the FERC as to certain assets, those Excluded Assets owned by KNWTLLC. Sellers shall cause KNWTLLC to apply for and diligently pursue the approval of the FERC to the distribution of the Excluded Assets owned by KNWTLLC that cannot be transferred without the approval of FERC. Promptly after such approval is obtained, Sellers shall cause KNWTLLC to transfer such Excluded Assets to KMI or any Affiliate of KMI. In the event that prior to Closing the FERC does not approve the transfer of all such Excluded Assets to KMI or its Affiliate, KNWTLLC shall continue to hold said assets for the benefit of KMI and HSR shall cause KNWTLLC to (a) cooperate in any reasonable and lawful arrangement designed to provide KMI with the benefits of such Excluded Assets, and (b) enforce, at the request of KMI, any rights of KNWTLLC arising in connection with such Excluded Assets;

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

provided that KMI shall protect, defend, indemnify and hold harmless HSR and KNWTLLC from any Losses in connection with any of the foregoing.

        5.3.2     PREPARATION OF TAX RETURNS; RESPONSIBILITY FOR TAXES.

               (a) KMI shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the affiliated group of corporations filing a consolidated federal income Tax Return of which KMI is a member (the "SELLER GROUP") for all periods ending on or before the Tax Classification Date, all items of income, gain, loss, deduction and credit and other tax items ("TAX Items") of KNWTLLC which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate taxing authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.

               (b) With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the date hereof with respect to KNWTLLC that is not described in Section 5.3.2(a), KMI shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall cause such Tax Return to be filed timely with the appropriate taxing authority, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

               (c) With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to KNWTLLC, HSR shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall furnish a copy of such Tax Return to KMI, shall file timely such Tax Return with the appropriate taxing authority and, subject to the following sentence, shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return. KMI (determined by an interim closing of the books as of the Closing Date except for ad valorem Taxes which shall be prorated on a daily basis) shall be responsible for the portion of the Tax due with respect to the period covered by such Tax Return which is attributable to the portion of such taxable period ending on the Closing Date and shall promptly pay to HSR such amount, but in no event later than five days after HSR has provided KMI with written notice that such Tax Return has been filed.

               (d) Any Tax Return to be prepared pursuant to the provisions of this Section 5.3.2 shall be prepared in a manner consistent with practices followed by Sellers in prior years with respect to similar Tax Returns, except for changes required by changes in law or fact.

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

               (e) HSR shall not file an amended Tax Return with respect to KNWTLLC for any period ending on or prior to the Closing Date without the consent of KMI.

               (f) The Party responsible for filing a Tax Return shall provide to the other Party drafts of each Tax Return required to be filed pursuant to this Section 5.3.2 at least ten days prior to filing, and shall provide copies to the other Party of all Tax Returns filed pursuant to this Section 5.3.2 within five Business Days after filing.

               (g) This Section 5.3.2 shall be subject to HSG's obligations to file certain Tax Returns and pay certain Taxes on behalf of KNGG or KNWTLLC, as applicable, under the Operating Services Agreements.

                (h) Simultaneously with the execution of this Agreement KMI and HSR will execute a Form 8832 "Entity Classification Election" pursuant to which KNWTLLC will elect to be disregarded as a separate entity for federal income tax purposes effective as of the Tax Classification Date (the "Tax Classification Election"). Promptly after such execution KMI shall file such Form 8832 and shall provide proof of such filing to HSR promptly thereafter. Sellers and Purchaser shall report for federal and applicable state income tax purposes in a manner consistent with the Tax Classification Election.

        5.3.3     SELLERS' ACCESS.

               (a) Buyers shall maintain copies of all Books and Records delivered to Buyers in connection with this Agreement relating to KNWTLLC or the Purchased Interests and shall not destroy any of the same without first allowing the Sellers, at Sellers' expense, the opportunity to make copies of the same for a period of not less than five years following the Closing (or if longer, the applicable statutes of limitation period or the period required by applicable Legal Requirement or Environmental Law). During such period, Buyers shall grant and shall cause KNWTLLC to grant to Sellers (and their representatives) reasonable cooperation, access and staff assistance at all reasonable times and upon reasonable notice, to all of the information and Books and Records relating to KNWTLLC or the Purchased Interests relating to the period prior to the Closing or obligations or liabilities retained by Sellers hereunder within the possession of Buyers or KNWTLLC (including workpapers and correspondence with taxing authorities) that are not otherwise protected by legal privilege, and shall afford Sellers (and their representatives) the right (at Sellers' expense) to take extracts therefrom and to make copies thereof, and to have access to the employees of Buyers, all to the extent reasonably necessary or appropriate for general business purposes, including the preparation of Tax Returns and financial statements and the handling of tax audits, disputes and litigation; provided that such requested cooperation, access and assistance shall not unreasonably interfere with the normal operations of Buyers.

               (b) Sellers and their respective representatives, contractors, agents and employees shall continue to have access at all reasonable times to the Gathering Assets and the Transmission Assets for the purpose of correcting any environmental conditions for which Sellers retain responsibility under this Agreement. In addition, Buyers shall

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

        grant and shall cause KNWTLLC to grant Panhandle Eastern Pipeline Company, any successor to its obligations under the Consent Order issued by the Colorado Oil & Gas Conservation Commission In The Matter of Panhandle Eastern Pipe Line Company, dated December 17, 1992, and their respective representatives, contractors, agents, and employees access to the Gathering Assets and Transmission Assets in accordance with the Temporary License Agreement Permitting Entry to Property dated March 3, 1993 between KN Front Range Gathering Company, KNWTLLC and Panhandle Eastern Pipe Line Company.

        5.3.4     TRANSFER TAXES.

        Sellers shall be responsible for the payment and remittance of all state and local transfer, sales, use or other similar Taxes resulting from the transactions contemplated by this Agreement, including the assumption by HSG of the Master Equipment Lease.

        5.3.5     REASONABLE EFFORTS.

        Subject to the terms and conditions of this Agreement, each Party will use its Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including satisfying the conditions to Closing, and not taking any actions which would be inconsistent with the intent of this Agreement.

        5.3.6     CERTAIN FILINGS.

               (a) Buyers and Sellers shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making such filings, furnishing information required in connection therewith and seeking timely to obtain such actions, consents, approvals, or waivers.

               (b) Within ten Business Days following execution of this Agreement, Buyers and Sellers will make filings under the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Buyers and Sellers shall use all Reasonable Efforts to obtain early termination of the waiting period under the HSR Act. Buyers and Seller will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("JUSTICE DEPARTMENT") any supplemental information which may be requested pursuant to the HSR Act. All filings referred to in this Section 5.3.6(b) shall comply in all material respects with the requirements of the respective laws pursuant to which they are made. The Parties will make such subsequent filings as are necessary to comply with Legal Requirements prior to Closing. The Parties shall share equally any filing fees in connection with the obligations under this Section 5.3.6(b).

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

               (c) Without limiting the generality or effect of Section 5.3.6(b), and notwithstanding any provision herein to the contrary, each of the Parties will (i) use Reasonable Efforts to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any voluntary agreement with any Governmental Authorities not to consummate the transactions contemplated by this Agreement, in either case except with the prior consent of the other Parties, and (iii) cooperate with each other and use Reasonable Efforts to obtain the requisite approval of the FTC and Justice Department, including, without limitation, (A) the execution, delivery, and performance by the appropriate entity of such divestiture agreements or other actions, as the case may be, as may be necessary to secure the expiration or termination of the applicable waiting periods under the HSR Act, (B) the removal, dissolution, stay, or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated by this Agreement or requires as a condition thereto that all or any part of the Purchased Interests be held separate or (C) the pursuit of necessary litigation or administrative proceedings (including, if necessary, participation in proceedings through the trial court level). In the event that the FTC or Justice Department imposes conditions with respect to any consent or approval that are not reasonably satisfactory to a Party, then such Party shall promptly provide the other Party with written notice of such objection and thereafter either Party may terminate this Agreement pursuant to Section 8.1(b).

        5.3.7     NOTICES OF CERTAIN EVENTS.

        Each of Buyers and Sellers shall promptly notify the other Party of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Purchased Interests;

               (c) any Claim commenced or, to its knowledge, threatened against, relating to, or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any provision of this Agreement or that relates to the consummation of the transactions contemplated by this Agreement; and

               (d) (i) the discovery by such Party that any representation or warranty of that Party contained in this Agreement is untrue or inaccurate in any material respect, (ii) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of the representations or warranties in this Agreement to be untrue or incorrect in any material respect as of the date made, and (iii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
        Section 5.3.7 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

        5.3.8     DAMAGE OR CONDEMNATION.

        Buyers shall assume all risk of loss with respect to, and any change in the condition of, the Wattenberg System from the date hereof until Closing. If prior to the Closing any part of the Wattenberg System shall be damaged or destroyed by fire or other casualty or if any part of the Wattenberg System shall be taken in condemnation or under the right of eminent domain ("CASUALTY LOSS"), such event shall not excuse Buyers from any of their obligations under this Agreement or give rise to any right to terminate this Agreement, and subject to the terms of the Master Equipment Lease, all insurance proceeds, condemnation proceeds, Claims, awards and other payments arising out of such Casualty Loss ("Casualty Proceeds") shall be paid to or retained by Sellers. If Buyers repair or replace the damaged, destroyed or condemned property to a condition at least as good as its condition immediately prior to such Casualty Loss, at the request of Buyers, Sellers with the consent and approval of Master Equipment Lessor, shall apply any such Casualty Proceeds held by Sellers to reimburse Buyers for the cost of such repair or replacement and shall cooperate with Buyers in requesting that Master Equipment Lessor apply any such Casualty Proceeds held by it to such reimbursement of Buyers. If Buyers do not repair or replace the damaged, destroyed or condemned property to a condition at least as good as its condition immediately prior to such Casualty Loss, the Casualty Proceeds received by Sellers shall be applied as follows: (i) first, to reduce the Base Cash Consideration; (ii) then, to reduce the Facility Fees in the reverse order that they are payable; (iii) then, to reduce the Gathering Interim Gross Margin payable to KNGG under the Gathering System Operating Services Agreement and (iv) then, to reduce the Transmission Interim Margin payable to KNWTLLC under the Transmission System Operating Services Agreement. If Buyers repair or replace the damaged, destroyed or condemned property to its condition immediately prior to such Casualty Loss, and the total amount of Casualty Proceeds exceed the costs to repair or replace the damaged, destroyed or condemned property, the excess Casualty Proceeds shall be paid to Buyers. Sellers or KNWTLLC shall not voluntarily compromise, settle or adjust any amounts payable by reason of a Casualty Loss without first obtaining the written consent of Buyers, which consent shall not be unreasonably withheld, conditioned or delayed. If any Casualty Loss is caused by the negligence, willful misconduct or gross negligence of Sellers or KNWTLLC and the cost to repair or replace the damaged or destroyed property to a condition at least as good as its condition immediately preceding such Casualty Loss exceeds the Casualty Proceeds received in connection therewith (such excess being the "Uninsured Cost"), the Base Cash Consideration shall be reduced by the percentage of such Uninsured Cost that equals the percentage that the negligence, willful misconduct or gross negligence of Sellers or KNWTLLC that contributed to the cause of such Casualty Loss bears to all causes that contributed thereto.

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

        5.3.9     CONTINUED OPERATION.

        From and after the date hereof until the Operations Transfer Date, Sellers shall:

        (a) continue to operate the Wattenberg System in a working order, condition and repair, that is substantially the same as on the date hereof (normal wear and tear excepted) and consistent with Sellers' past practices;

        (b) cooperate with Buyers to effect an orderly transition in the operatorship of the Wattenberg System;

        (c) keep Buyers fully advised as to all material decisions and operating activities with respect to the Wattenberg System;

        (d) allow Buyers' personnel to accompany Sellers' personnel in all material meetings and activities concerning the operation of the Wattenberg System and the Plant;

        (e) use Reasonable Efforts to communicate to appropriate personnel of Buyers all relevant information regarding Sellers' method of operation of the Wattenberg System, including documentation, practices and procedures, regulatory procedures, health, safety and environmental manuals and other relevant matters; and

        (f) without the consent of Buyers, which consent will not be unreasonably withheld, conditioned or delayed, take no material action concerning the Wattenberg System, except for routine operations, maintenance and such actions as are required by Contract, Legal Requirements or Environmental Laws or to respond to an emergency.

        5.3.10    ENVIRONMENTAL REVIEW.

        (a) Sellers consent to and shall reasonably cooperate with Buyers concerning the performance of, and Buyers shall cause to be performed on or before February 15, 2000, an environmental assessment ("ENVIRONMENTAL ASSESSMENT") of the Gathering Assets and the Transmission Assets for the existence of Defective Environmental Conditions associated with or arising from their condition, ownership or operation prior to the Operations Transfer Date and agree to allow Buyers and L.T. Environmental, Inc., Terracon, Environmental and Health and Safety, Inc. or other environmental consultants or technical representatives that have been approved by Sellers (which approval shall not be unreasonably withheld, conditioned or delayed) (the "BUYERS' ENVIRONMENTAL CONSULTANTS") to have access to the Gathering Assets and the Transmission Assets for this purpose at any reasonable time or times prior to February 15, 2000 (the "ASSESSMENT PERIOD").

        (b) The scope of work for the Environmental Assessment shall be in writing and mutually agreed upon by Buyers and Sellers, provided that the agreement of Sellers shall not be unreasonably withheld, conditioned or delayed. Buyers and Buyers' Environmental Consultants will confer with Sellers before conducting any work, shall perform any work in a safe manner and

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

shall comply with all of Sellers' safety and operations requirements in connection with the Environmental Assessment. Prior to conducting any such work associated with the Plant Interest, Buyers shall obtain the consent of BP Amoco plc, the operator of the Plant, and Buyers shall comply with any requirements of such operator with respect thereto. Buyers shall be responsible for obtaining any other third party consents that are required in order to perform any Environmental Assessment work, and Buyers shall consult with Sellers prior to seeking any third party consent.

         (c) Buyers shall bear all costs associated with the Environmental Assessment. Sellers understand and acknowledge that the Environmental Assessment may involve testing of soil, groundwater, subsurface media and surface water at, on, in or under the Gathering Assets and Transmission Assets and may involve soil borings and the collection of samples by hydropunch, geoprobe, monitoring wells or similar means. Buyers shall be responsible for disposing of any soil cuttings or other waste generated by this testing in accordance with applicable Environmental Laws and shall restore the Gathering Assets and Transmission Assets at the end of the Assessment Period to their condition prior to the performance of the Environmental Assessment. No excavation other than soil borings or the installation of groundwater wells approved by Sellers pursuant to this Section 5.3.10(b) shall be undertaken without the prior consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. Buyers and Buyers' Environmental Consultants shall use low-flow sampling techniques whenever any groundwater samples are collected.

        (d) Unless otherwise required by law, Buyers agree to treat confidentially all reports prepared for Buyers by Buyers' Environmental Consultants in connection with the performance of the Environmental Assessment, and the factual data and other information contained in such reports (collectively, referred to herein as the "ENVIRONMENTAL Information"). The Environmental Information may only be used by Buyers, Sellers and KNWTLLC in connection with the transactions contemplated by this Agreement or as may be appropriate in connection with the discharge of their respective legal obligations. If Buyers or their representatives become legally compelled to disclose any of the Environmental Information, Buyers shall provide Sellers and KNWTLLC with prompt notice prior to any such disclosure so that they, if they disagree with this obligation to disclose, may seek a protective order or other appropriate remedy and/or waive compliance with the applicable provisions of this Section 5.3.10(d). If this Agreement is terminated pursuant to any of the provisions of Article VIII, the factual data within the Environmental Information shall be delivered to and become the property of Sellers provided Buyers shall be entitled to retain a copy of such portions of the Environmental Information as is reasonable to allow Buyers to defend or prosecute any legal proceeding covering matters relevant to such Information.

        (e) Buyers shall make the factual data within the Environmental Information available to Sellers and KNWTLLC and provide Sellers and KNWTLLC copies thereof without charge.

        (f) Sellers and KNWTLLC shall have the right to have a representative or representatives accompany Buyers and Buyers' Environmental Consultants at all times during the Environmental Assessment, subject to the availability of any necessary third party consents, and

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

Buyers agree to give Sellers verbal notice not more than 7 days and not less than 48 hours before any visits by Buyers or Buyers' Environmental Consultants to the Gathering Assets, the Transmission Assets or areas potentially affected by them. Buyers agree to take and provide to Sellers split samples of all sampling performed during the Environmental Assessment at which Sellers or their representatives are present to take custody of split samples, subject to the availability of any necessary third party consents. Buyers shall use their Reasonable Efforts to obtain any third party consents that may be required in order for Sellers, KNWTLLC and their representatives to exercise their rights under this Section 5.3.10(f).

        (g) To establish the existence of one or more Defective Environmental Conditions, Buyers shall deliver to Sellers a notice (an "ENVIRONMENTAL DEFECT NOTICE") on or before February 15, 2000, asserting the existence of a Defective Environmental Condition and including (i) the written conclusion of Buyers' Environmental Consultants that a Defective Environmental Condition exists, which conclusion shall be reasonably substantiated by the factual data gathered in the Environmental Assessment, (ii) a separate citation of the specific provisions of Environmental Laws implicated, and the related facts, that substantiate the Defective Environmental Condition, and (iii) Buyers' estimate of the Environmental Costs and Environmental Defect NPV associated with the Defective Environmental Condition, including basis for such estimate. Such Environmental Defect Notice must contain a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation, laboratory reports, and the anticipated procedures to correct the Defective Environmental Condition.

        (h) On or before March 15, 2000, Sellers shall provide Buyers with written notice as to whether they acknowledge the existence of each Defective Environmental Condition asserted by Buyers in an Environmental Defect Notice delivered pursuant to the terms hereof. If Sellers do not provide Buyers on or before said time with a written notice that Sellers reject the conclusion in the Environmental Defect Notice as to the existence of any Defective Environmental Condition, Sellers shall be deemed to have acknowledged the existence of such Defective Environmental Condition.

        (i) If Sellers timely reject the existence of any Defective Environmental Condition asserted by Buyers in any Environmental Defect Notice, then the Parties shall attempt in good faith to resolve the matter by mutual written agreement. If the matter is not resolved by mutual written agreement, Buyers shall have thirty (30) days after the receipt of Seller's notice of rejection to institute arbitration proceedings under Article IX to resolve the matter. If Buyers do not institute such arbitration proceedings within this 30-day time period and the matter has not been resolved by mutual written agreement, Buyers shall be deemed to have acknowledged that no Defective Environmental Condition exists with respect to those matters rejected by Sellers.

        (j) Sellers shall have the right, but not the obligation, to correct any Defective Environmental Condition. Within 60 days after all Defective Environmental Conditions asserted by Buyers have been finally established pursuant to Sections 5.3.10(h) or (i), including under the provisions of Article IX if applicable, Sellers shall notify Buyers of those Defective Environmental Conditions for which Sellers elect to retain responsibility to correct and those Defective

Environmental Conditions for which Sellers elect that Buyers assume responsibility for correcting. With respect to each Defective Environmental Condition for which Sellers elect to retain responsibility to correct pursuant to the preceding sentence and that is not corrected by Sellers prior to Closing, Sellers shall notify Buyers not less than 30 days prior to the Closing whether Sellers elect to continue to retain responsibility after the Closing for correcting such Defective Environmental Condition or elect that Buyers assume responsibility for completing the correction of such Defective Environmental Condition after Closing. Subject to the Transaction Threshold, the Base Cash Consideration shall be reduced by the aggregate Environmental Defect NPV computed as of the Closing of all Environmental Costs (whether incurred before or after Closing) of the Defective Environmental Conditions that Sellers elect that Buyers assume responsibility for correcting pursuant to the second sentence of this Section 5.3.10(j), plus the aggregate Environmental Defect NPV computed as of the Closing of all Environmental Costs to be incurred after Closing with respect to the Defective Environmental Conditions for which Sellers elect that Buyers assume responsibility for correcting pursuant to the third sentence of this Section 5.3.10(j), but if Sellers shall have given Buyers the notice provided for in the first sentence of Section 5.3.10(k), the Base Cash Consideration shall not be reduced pursuant to this Section 5.3.10(j) by more than $6,000,000.

        (k) If the aggregate Environmental Costs of all Defective Environmental Conditions asserted by Buyers in Environmental Defect Notices submitted by Buyers (excluding the first $400,000 of Environmental Defect NPV for Defective Environmental Conditions associated with the matters described in Part II of
Section 3.1.6 of the Disclosure Schedule) exceeds $6,000,000, Sellers shall have 30 days after February 15, 1999 to notify Buyers that Sellers elect to terminate this Agreement if Buyers do not agree to assume responsibility for all Environmental Costs for all asserted Defective Environmental Conditions in excess of such amount. If within 10 days after receipt of Sellers' notification pursuant to the pursuant to the preceding sentence, Buyers do not notify Sellers that Buyers agree to assume responsibility for any Environmental Costs in excess of such amount, then this Agreement shall automatically terminate.

        (l) The Party responsible for correcting any Defective Environmental Condition under Section 5.3.10 (j) shall proceed in a reasonably expeditious manner in accordance with industry accepted practices to correct such Defective Environmental Condition in accordance with Section 5.3.10(m). Buyers will cooperate with Sellers in implementing any remedial activities for which Sellers retain responsibility hereunder.

        (m) To correct a Defective Environmental Condition involving a violation of Environmental Laws or a violation disclosed in Part I of Section 3.1.6 of the Disclosure Schedule, and in either case not involving the release of Hazardous Materials into the soil, subsurface media, groundwater or surface water, the Party responsible for correcting such Defective Environmental Condition under the provisions of Sections 5.3.10(j), or Sellers in the case of a matter disclosed in said Part I of Section 3.1.6, shall correct the violation or condition and provide reasonable evidence to the other Party substantiating that the violation or condition has been corrected. To correct a Defective Environmental Condition involving the release of Hazardous Materials into the soil, subsurface media, groundwater or surface water, or a matter disclosed in
Part I of

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

Section 3.1.6 of the Disclosure Schedule involving the release of Hazardous Materials into the soil, subsurface media, groundwater or surface water, the responsible Party shall perform, or cause to be performed, the type of response action that a prudent operator would perform (including, if applicable under the criteria described in the definition of Environmental Costs, non permanent response actions such as those referenced in the definition of Environmental Costs) and shall provide the other Party with written assurance from the appropriate Governmental Authority that no further action is required in connection with the Defective Environmental Condition, or if no such written assurance is typically extended by the Governmental Authority or customarily obtained under normal procedures observed by prudent operators, and a certification from a qualified consultant that the appropriate response action has been performed and that no further response is required under applicable Environmental Laws. The "Governmental Authority" referred to in this Section 5.3.10(m) means Colorado agencies in the first instance, and other agencies only if the other agencies affirmatively and appropriately assert jurisdiction.

        (n) In the event of any Dispute regarding the Environmental Costs or Environmental Defect NPV of any Defective Environmental Condition for which Sellers elect that Buyers assume responsibility for correcting under Section 5.3.10(j), the Dispute shall be resolved in accordance with Article IX. The resolution of any such Dispute shall not delay the Closing and no adjustment shall be made at Closing with respect to any Environmental Costs or Environmental Defect NPV in Dispute in excess of the portion thereof that the Parties have agreed upon. After any such Dispute is finally resolved pursuant to
Article IX, then subject to the Transaction Threshold and the last sentence of this Section 5.3.10(n), Sellers shall pay to Buyers any amount that the arbitrators have determined to be owed by Sellers to Buyers in excess of the amount credited to Buyers at the Closing with respect thereto. Buyers shall not assert in any arbitration proceeding any claim for Environmental Defect NPV in connection with any Defective Environmental Condition in excess of the amount set forth in its Environmental Defect Notice with respect to such Defective Environmental Condition, and the arbitrators under Article IX shall not award any Environmental Defect NPV in connection with any Defective Environmental Condition in excess of the amount set forth in the Environmental Defect Notice with respect to such Defective Environmental Condition.

        (o) Sellers shall provide Buyers all factual data Sellers acquire (promptly after such data is acquired) regarding any Environmental Matter for which responsibility for correcting is retained by Seller under the provisions hereof.

        5.3.11    CONDUCT OF BUSINESS.

        Each of Sellers jointly and severally covenant and agree with Buyers that, from the date of this Agreement until the Closing Date, subject to the Operating Services Agreements and applicable regulatory requirements, it will conduct its business only in the ordinary and usual course consistent with past business practices insofar as such practices relate to the Wattenberg System and the Purchased Interests. Notwithstanding the preceding sentence, Sellers jointly and severally covenant and agree with Buyers that, except as specifically contemplated in this Agreement, from the date of this Agreement until Closing (unless another date is specifically

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

stated below), without the prior written consent of Buyers, which consent shall not be unreasonably withheld, conditioned or delayed:

               (a) Sellers will not, and will cause KNWTLLC not to, (i) amend the operating agreement or other formation documents of KNWTLLC; (ii) split, combine or reclassify any of the Membership Interest of KNWTLLC;
        (iii) issue, sell or agree to issue or sell any securities in KNWTLLC, including the Membership Interest, any rights, options or warrants to acquire membership interests in KNWTLLC, or securities convertible into or exchangeable or exercisable for a membership interest in KNWTLLC;
        (iv) merge or consolidate KNWTLLC with, or transfer all or substantially all of the assets of KNWTLLC to, another business entity; (v) liquidate, wind-up or dissolve KNWTLLC (or suffer any liquidation or dissolution of KNWTLLC); or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

               (b) Sellers will cause KNWTLLC not to (i) acquire any corporation, partnership or other business entity or any interest therein; (ii) sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Transmission Assets, except for Permitted Encumbrances; (iii) except for advances to Affiliates in the ordinary course of business consistent with past practices, make any material loans, advances or capital contributions to, or investments in, any third party or Affiliate; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

               (c) Sellers will cause KNWTLLC not to (i) incur any Indebtedness for borrowed money, other than amounts payable to Affiliates incurred in the ordinary course of business consistent with past practices and amounts incurred pursuant to Section 5.3.20; (ii) voluntarily incur any other obligation (other than obligations incurred in the ordinary course of business and consistent with past practices); (iii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise voluntarily become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any third party or Affiliate; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

               (d) Sellers will cause KNWTLLC not to (i) enter into, or otherwise become liable or obligated under or pursuant to, (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plans or arrangements or other fringe benefit plan, or (3) any consulting, employment, severance, termination or similar agreement with any third person, or amend or extend any such plan, arrangement or agreement; (ii) grant, or otherwise become liable for or obligated to pay, any severance or termination payments, bonuses or increases in compensation or benefits to, or forgive any Indebtedness of, any consultant; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

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

               (e) Sellers will cause KNWTLLC to keep and maintain accurate Books and Records in the same manner as such Books and Records are kept and maintained currently and which are consistent with its past practices.

               (f) Sellers will not, and will cause KNWTLLC not to, voluntarily create, incur, assume or permit to exist any Encumbrance, other than any Permitted Encumbrance, on any of the Purchased Interests.

               (g) Sellers, for the benefit of KNWTLLC, will maintain in full force and effect until the Operations Transfer Date the policies or binders of insurance described in Section 3.1.9 of the Disclosure Schedule.

        5.3.12    PRESS RELEASE.

        Prior to the Closing and for thirty (30) days thereafter, Sellers and Buyers will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement; provided, however, the foregoing shall not prevent either Party from making a public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

        5.3.13    NO SOLICITATION.

        Sellers will not, and will cause KNWTLLC not to, solicit, initiate or knowingly encourage the submission of any offer or proposal to acquire all or any part of the Purchased Interests or the Transmission Assets whether by merger, purchase of assets, tender offer, exchange offer or otherwise nor will Sellers negotiate concerning or provide any data to any Person in furtherance of such an offer or proposal.

        5.3.14    SIGNS.

        Within ninety (90) days of Closing, Buyers shall cause the name of Sellers or any reference to Sellers, to be removed from any signs located on or about any of the Purchased Interests.

        5.3.15    REMOVAL OF INVENTORY.

        Without the prior consent of Buyers which shall not be unreasonably withheld, conditioned or delayed, Sellers will not remove, sell, transfer or exchange any of the personal property and equipment constituting part of the Purchased Interests or the Transmission Assets.

        5.3.16    FERC.

        HSG shall operate the Transmission Assets in a manner consistent with the Tariff as it may be amended or supplemented from time to time, and otherwise in accordance with the regulations of the FERC under the Natural Gas Act. Sellers will advise Buyers of any material discussions with FERC with respect to the Wattenberg System. Without the prior written consent of Buyers which shall not be unreasonably withheld, conditioned or delayed, Sellers will not amend the Tariff in any material respect, except as may be required to comply with rules, regulations or orders of FERC.

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

        5.3.17    NEW AGREEMENTS.

        Without the prior written consent of Buyers which shall not be unreasonably withheld, conditioned or delayed, KNGG will not enter into any new gathering agreement with any third party for service through the Gathering Assets, or amend or terminate any existing gathering agreement.

        5.3.18    PAYMENT FOR IMBALANCES.

        Section 5.3.18 of the Disclosure Schedule is a schedule (the "Imbalance Schedule") setting forth by party the estimated amount of all Imbalance Payables-Gathering, Imbalance Payables-Transmission, Imbalance Receivables-Gathering and Imbalance Receivables-Transmission as of September 30, 1999. The amount of the imbalances reflected in the Imbalance Schedule have been valued at a price of $2.52 per MMBTU for the purposes of computing the amount paid by Seller to Buyers pursuant to Section 2.4(b)(ii) and shall be valued at such price for all purposes of this Section 5.3.18. It is understood that as additional information becomes available and adjustments are made in the ordinary course of business prior to March 31, 2000, the amount of the imbalances and the resulting value of such imbalances as of such date may change. Sellers shall provide such information with respect to such imbalances and any adjustments thereto from time to time as Buyers may reasonably request. If on or before March 31, 2000 either Party determines, but subject to the right of the other Party to Dispute such determination pursuant to Article IX hereof, that the sum of the value (based on the price set forth above) of the Imbalance Receivables-Gathering plus the Imbalance Receivables-Transmission less the Imbalance Payables-Gathering less the Imbalance Payables-Transmission is more than the amount paid by Buyers pursuant to Section 2.4(b)(ii) as such payment may have previously been adjusted by payments made pursuant to this Section 5.3.18, Buyers shall promptly pay the difference to Sellers. If it is determined that the sum of the value (based on the price set forth above) of the Imbalance Receivables-Gathering plus the Imbalance Receivables-Transmission less the Imbalance Payable-Gathering less the Imbalance Payable-Transmission is less than the amount paid by Buyers pursuant to Section 2.4(b)(ii) as such payment may have previously been adjusted by payments made pursuant to this Section 5.3.18, Sellers shall promptly pay the difference to Buyers. Effective as of October 1, 1999, Buyers shall assume and be responsible for, and shall be entitled to the benefit of the Imbalance Payables-Gathering, Imbalance Payables-Transmission, Imbalance Receivables-Gathering and Imbalance Receivables-Transmission. Any gas imbalances arising after October 1, 1999 in connection with the operation of the System shall be the sole responsibility of Buyers.

        5.3.19 OPTIONAL EXCLUDED ASSETS. Sellers shall have the right at any time prior to Closing to elect to retain all or any portion of the Optional Excluded Assets. If Sellers elect to retain any of the Optional Excluded Assets, Sellers shall at their sole cost and expense perform or cause to be performed the work described in Schedule 5.3.19 within six months after the Closing Date with respect to the Optional Excluded Assets that Sellers have elected to retain.

        5.3.20 MODIFICATIONS AND LOANS RELATED THERETO. HSG shall advance to KNGG and KNWTLLC as loans the amount of all costs and expenses incurred by them in making any

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

Modifications to the System since October 1, 1999. Such loans with respect to all amounts incurred by KNGG or KNWTLLC prior to execution of this Agreement shall be advanced pursuant to Section 2.4(b), and with respect to all other amounts incurred by KNGG or KNWTLLC as such amounts are incurred by either of them. The Direct Costs of all Modifications made after the Operations Transfer Date that satisfy the requirements of Section 3.3 of the Operating Services Agreements shall be paid directly by HSG under the Operating Services Agreements, and treated by each Party as loans from HSG to KNGG or KNWTLLC, as applicable. The loans made pursuant to this Section 5.3.20 shall bear no interest prior to maturity. The principal amount of all loans made pursuant to this Section 5.3.20 shall be payable in full on the earlier of termination of this Agreement or the Closing Date. Such loans shall constitute unsecured obligations and HSG waives and releases any lien or security interest, express or implied, to secure payment of such amounts. The Base Cash Consideration shall be increased by the amount of the loans made pursuant to this Section 5.3.20.

        5.3.21 NO WARRANTY AND DISCLAIMERS.

        BUYERS ACKNOWLEDGE THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYERS HEREBY EXPRESSLY WAIVE, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, THAT MAY BE SERVICED BY THE GATHERING ASSETS OR THE TRANSMISSION ASSETS, (B) WHETHER OR NOT ANY "GAPS" EXIST IN THE RIGHTS-OF-WAY THAT ARE PART OF THE GATHERING ASSETS AND TRANSMISSION ASSETS, OR (C) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL), HERETOFORE FURNISHED TO BUYERS BY OR ON BEHALF OF A SELLER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLERS EXPRESSLY DISCLAIM AND NEGATE, AND BUYERS HEREBY WAIVE, AS TO PERSONAL PROPERTY, EQUIPMENT AND FIXTURES CONSTITUTING A PART OF THE GATHERING ASSETS OR TRANSMISSION ASSETS (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS,
(IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY BUYERS FOR DAMAGES BECAUSE OF ANY LATENT OR PATENT DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BUYERS AND SELLERS THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PERSONAL PROPERTY, EQUIPMENT AND FIXTURES INCLUDED WITHIN THE GATHERING ASSETS AND TRANSMISSION ASSETS ARE HEREBY CONVEYED TO BUYERS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS, AND THAT BUYERS HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYERS DEEM APPROPRIATE. SELLERS AND BUYERS AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LEGAL REQUIREMENT.

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

        5.3.22    FT. LUPTON AIR PERMITS.

        (a) Buyers shall operate the Ft. Lupton station equipment at its present throughput and load (i.e., reduced from its full throughput and load) until all Permit modifications that may be required to authorize current or changed emission limits are finalized and in-place.

        (b) Within 90 days after the Operations Transfer Date, Buyers shall notify Sellers in writing identifying the Permit modification strategy Buyers desire Sellers to pursue to address the conditions disclosed in Section 3.1.5
(I) of the Disclosure Schedule. In the event Sellers determine prior to the Operations Transfer Date as a matter of federal or state law, or if at any time an appropriate government agency so indicates, that an application for Permit modifications is necessary to mitigate damages or liability associated with potential enforcement related to the conditions disclosed in Section 3.1.5(I) of the Disclosure Schedule, Buyers acknowledge that Sellers may expediently initiate appropriate Permit modifications to conform the facility air Permit limitations to its present reduced operating throughputs and engine loads. Sellers shall consult with Buyers before initiating any such modification procedure with a Governmental Authority and shall allow Buyers an opportunity to comment on the actions that Sellers wishes to take. Seller shall fairly consider Buyers recommendations in connection therewith.

        (c) Sellers shall cooperate with Buyers in perfecting the Permit or facility modifications elected by Buyers in accordance with subsection (b) above. Sellers shall be the primary contact with the appropriate Governmental Authorities regarding any such Permit modifications elected by Buyers. Buyers and Sellers shall confer prior to all meetings with a Governmental Authority in this regard and Buyers may attend any such meetings with Sellers. Sellers shall be the primary entity responsible for obtaining approval of the Permit modifications requested by Buyer pursuant to subsection (b) above. In fulfilling its obligations in this subsection, Sellers shall incur and be responsible for its internal personnel costs, consultant fees, or agency review fees, as incurred, not to exceed $10,000 for consultant fees and agency review fees in the aggregate. Buyers shall be responsible for any and all other costs related to obtaining the Permit modifications, including but not limited to their own internal direct and indirect costs and expenses, or any capital expenditures for facilities or equipment to meet the requirements of the Permit modifications, and Buyers shall reimburse Sellers for any consultant fees and agency review fees incurred by Sellers in connection with this subsection in excess of $10,000.

        (d) Sellers shall obtain any necessary Permit modifications to address any Permit deviations reflected in the October 15, 1999, Semi-Annual Compliance Certification for the Fort Lupton facility as noted in Section 3.1.5 (II) of the Disclosure Schedule, including a Permit modification to correct the carbon monoxide emission limitation for one engine to conform with the accurate limitation as reflected in the original construction Permit for that engine.

        (e) Sellers shall indemnify, defend, and hold the Buyer Indemnified Parties harmless from and against all Claims, including administrative fines or penalties, that arise from or relate to (i) obtaining the limited necessary Permit modifications to conform the facility air Permit limitations to the facility's present reduced operating throughputs and engine loads necessary to address the conditions in Section 3.1.5 (I) of the Disclosure Schedule, or (ii) the Permit deviations reflected in the October 15, 1999, Semi-Annual Compliance Certification for the Fort Lupton facility as noted in Section 3.1.5 (II) of the Disclosure Schedule. Buyers shall indemnify, defend, and hold harmless the Seller Indemnified Parties from and against any and all other Claims, including administrative fines or penalties, that arise from or relate to obtaining Permit modifications to address the conditions in Section 3.1.5 of the Disclosure Schedule, excluding however any matters covered by Section 7.1(f) which shall continue to apply. The indemnifications contained in this Section 5.3.22 shall be in lieu of and supercede in their entirety any indemnification that would otherwise be available under Sections 7.1 and 7.2 relating to the conditions disclosed in
Section 3.1.5 of the Disclosure Schedule, excepting the indemnities set forth in
Section 7.1(f).

                       ARTICLE VI. CONDITIONS TO CLOSINGS

SECTION 6.1       CONDITIONS TO BUYERS' OBLIGATION TO CLOSE.

        Buyers' obligation to close under this Agreement is subject to the fulfillment on the Closing Date, of each of the following conditions (except to the extent that Buyers shall have hereafter agreed in writing to waive one or more of such conditions):

        6.1.1     LITIGATION.

        There shall not be pending any litigation or proceeding (filed by a person or entity other than Buyers or their Affiliates) to restrain or prohibit any material portion of the transactions contemplated by this Agreement or to obtain material damages or other material relief in connection with the consummation of such transactions.

        6.1.2     PERFORMANCE OF CERTAIN OBLIGATIONS.

        Sellers shall have performed in all material respects all obligations required by this Agreement to be performed by Sellers at the Closing.

        6.1.3     HSR ACT.

        The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated, and the consent or approval of the FTC and the Justice Department, if any, shall be in form and substance reasonably satisfactory to Buyers.

        6.1.4     RESIGNATION OF OFFICERS.

        Sellers shall deliver to Buyers resignations of the managers, members of the board of directors and all officers of KNWTLLC.

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

        6.1.5     REGULATORY MATTERS .

        Any Governmental Authority shall have asserted that any consent or approval is required by it in connection with the transactions contemplated hereby, other than the consents and approvals required pursuant to the HSR Act, and Buyers shall have determined in good faith after consulting with counsel that (a) if such consent or approval has been obtained, the conditions associated with such consent or approval are unacceptable, or (b) if such consent or approval has not been obtained, that the risks of Closing without such consent or approval are unacceptable.

SECTION 6.2       CONDITIONS TO SELLERS' OBLIGATION TO CLOSE.

        The obligation of Sellers to close under this Agreement is subject to the fulfillment on the Closing Date of each of the following conditions (except to the extent that Sellers shall have hereafter agreed in writing to waive one or more of such conditions):

        6.2.1     LITIGATION.

        There shall not be pending any litigation or proceeding (filed by a person or entity other than Sellers or their Affiliates) to restrain or prohibit any material portion of the transactions contemplated by this Agreement or to obtain material damages or other material relief in connection with the consummation of such transactions.

        6.2.2     PERFORMANCE OF CERTAIN OBLIGATIONS.

        Buyers shall have paid to Sellers and KNWTLLC all amounts to be paid to them on or before the Closing under the terms of this Agreement and the Operating Services Agreements and shall have performed in all material respects all other obligations required by this Agreement to be performed by Buyers at the Closing.

        6.2.3    HSR ACT.

        All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated, and the consent or approval of the FTC and the Justice Department, if any, shall be in form and substance reasonably satisfactory to Sellers.

        6.2.4    REGULATORY MATTERS.

        Any Governmental Authority shall have asserted that any consent or approval is required by it in connection with the transactions contemplated hereby, other than the consents and approvals required pursuant to the HSR Act, and Sellers shall have determined in good faith after consulting with counsel that (a) if such consent or approval has been obtained, the conditions associated with such consent or approval are unacceptable, or (b) if such consent or approval has not been obtained, that the risks of Closing without such consent or approval are unacceptable.

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

                          ARTICLE VII. INDEMNIFICATION

SECTION 7.1       INDEMNIFICATION OF BUYERS.

        Subject to Sections 7.3 and 7.6, Sellers shall jointly and severally indemnify and defend Buyers, their Affiliates and their directors, officers, employees, contractors, agents and other representatives ("BUYER INDEMNIFIED PARTIES") against, and hold each Buyer Indemnified Party harmless from any loss, liability, damage, cost, expense, action, award, suit, proceedings, hearing, investigation, charge, complaint, Claim, demand, injunction, judgment, order, decree, ruling, taxes, liens, dues, or environmental response action obligation (including reasonable costs of defense and investigations, settlements, and fees, including court costs and reasonable attorneys' and witness fees) or penalties or fines (collectively "LOSSES") that such Buyer Indemnified Party incurs to the extent arising out of or resulting from any of the following, and in each case whether known or unknown (unless and to the extent as to particular warranties and representations such matter is expressly limited herein by Knowledge), each of the following (a) through (i) being an independent cause for indemnification not affected or limited by any other such cause:

               (a) the failure of any of the representations and warranties of either of Sellers contained in this Agreement to be true and correct as of the date made (including the Closing Date for those representations and warranties that are also made as of the Closing Date);

               (b) the failure of either of Sellers to perform in any material respect any covenant of Sellers herein or in the Operating Services Agreements;

               (c) the ownership, operation or use of the Gathering Assets or Transmission Assets (other than any event, condition or Claim relating to Environmental Laws or the protection of the environment or health or safety (an "ENVIRONMENTAL MATTER") and any title matter), prior to the Operations Transfer Date, to the extent a Claim is asserted with respect thereto prior to January 1, 2002;

               (d) each Environmental Matter described in Part I of Section
        3.1.6 of the Disclosure Schedule until such Environmental Matter is corrected in accordance with Section 5.3.10(m), any Third Party Property Claim arising out of any such Environmental Matter for which a Claim Notice is received by Sellers prior to two (2) years after such Environmental Matter is so corrected, and any Third Party Personal Injury Claim arising out of any such Environmental Matter for which a Claim Notice is received by Sellers prior to 4 years after such Environmental Matter is so corrected;

               (e) (i) each Defective Environmental Condition for which Sellers retain responsibility pursuant to the second or third sentence of
        Section 5.3.10(j) until (1) the same is corrected by Sellers in accordance with Section 5.3.10(m) or (2) Buyers assume responsibility for such Defective Environmental Condition pursuant to the third sentence of Section 5.3.10(j);

               (ii) any Third Party Claim arising out of any such Defective Environmental Condition managed under clause (i)(1) of this Section 7.1(e) for which a Claim Notice is received by Sellers prior to (A) two
        (2) years after such Defective Environmental Condition is corrected in the case of any Third Party Property Claim, and (B) 4 years after such Defective Environmental Condition is corrected in the case of any Third Party Personal Injury Claim, and

               (iii) any Third Party Claim arising out of any such Defective Environmental Condition managed under clause (i)(2) of this Section 7.1(e) for which a Claim Notice is received by Sellers prior to (A) January 1, 2004, in the case of any Third Party Property Claim and (B) January 1, 2006, in the case of any Third Party Personal Injury Claim;

               (f) fines or penalties imposed as a result of any asserted criminal violation of a Legal Requirement or an Environmental Law by Sellers, their Affiliates or their predecessors by merger that relate to actions or inactions (1) prior to the Operations Transfer Date, or (2) on or after the Operations Transfer Date to the extent arising out of a Defective Environmental Condition for which Sellers retain responsibility for correcting pursuant to the second or third sentences of Section 5.3.10(j) or Environmental Matters disclosed in Part 1 of
        Section 3.1.6 for which Sellers retain responsibility for correcting, to the extent the fines and penalties relate to the period of time prior to correction and do not result from any actions or inactions of HSG under the Operating Services Agreements;

               (g) administrative fines or penalties imposed as a result of any asserted violation of a Legal Requirement or any Environmental Law by Sellers, their Affiliates or their predecessors by merger that relate to actions or inactions:

                      (1) prior to the Operations Transfer Date for which a Claim Notice is received by Sellers prior to January 1, 2003 (excluding matters for which Sellers retain correction responsibility as set forth in (g)(2)), or

                      (2) before or after the Operations Transfer Date arising out of a Defective Environmental Condition for which Sellers retain responsibility pursuant to correct pursuant to the second or third sentences of Section 5.3.10(j) or matters described in Part I of Section
        3.1.6 of the Disclosure Schedule for which Sellers retain responsibility to correct (i) to the extent the fines or penalties relate to the period of time prior to correction (except to the extent resulting from the action or inactions of HSG under the Operating Services Agreements), and
        (ii) for which a Claim Notice is received by Sellers prior to two years after such Defective Environmental Condition or matter described in Part I of Section 3.1.6 of the Disclosure Schedule is corrected pursuant to
        Section 5.3.10(m);

               (h) the disposal prior to the Operations Transfer Date at a site other than the Real Property-Gathering, Real Property-Transmission or real property associated with the Plant Interest of any Hazardous Material used in or generated from the operation of the Wattenberg System, but not including Losses arising from the passive migration of any

        Hazardous Material from the Real Property-Gathering, Real
        Property-Transmission or real property associated with the Plant Interest to any other property;

               (i)    the Retained Litigation;

               (j) any act or omission of Sellers, their representatives or environmental consultants taken in connection with the matters disclosed on Part I of Section 3.1.6 of the Disclosure Schedule or any Defective Environmental Condition for which Sellers retain responsibility to correct pursuant to the second or third sentence of Section 5.3.10(j);

               (k)    the Excluded Assets;

               (l) the matter described in Section 3.1.13 of the Disclosure Schedule; and

               (m) fines, penalties or Claims associated with the absence of Process Safety Management Plans, if required as a matter of law, assessed with respect to the period of time ending 90 days after the Operations Transfer Date and for which a Claims Notice is received by Sellers, in the case of any fines or penalties, within 2 years after the end of such period, or in the case of any other Claims, within 4 years after the end of such period.

SECTION 7.2       INDEMNIFICATION OF SELLERS.

        Subject to Sections 7.3 and 7.6 and except as to Losses with respect to which Sellers indemnify Buyer Indemnified Parties pursuant to Section 7.1 (meaning that in the event of an apparent overlap or inconsistency between the provision of Section 7.1 and Section 7.2, the provision of Section 7.1 shall prevail), Buyers shall jointly and severally indemnify and defend Sellers and their Affiliates (including KNWTLLC if the Closing does not occur) and their directors, officers, employees, contractors, agents and other representatives ("SELLER INDEMNIFIED PARTIES") against, and hold each Seller Indemnified Party harmless from any Loss that such Seller Indemnified Party incurs, to the extent arising out of or resulting from any of the following and in each case whether known or unknown:

               (a) the failure of any of the representations and warranties of either of Buyers contained in this Agreement to be true and correct as of the date made (including the Closing Date for those representations and warranties that are also made as of the Closing Date);

               (b) the failure of either of Buyers to perform in any material respect any covenant of such Buyer herein, in the Operating Services Agreements or in any other document executed in connection herewith;

               (c) any act or omission of Buyers, their representatives or Buyers' Environmental Consultants during the performance of the Environmental Assessment;

               (d) any act or omission reasonably taken in good faith by Sellers or at the direction of Buyers pursuant to the terms of Section 2.8;

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

               (e) the ownership, operation or use of the Gathering Assets or Transmission Assets (other than any Environmental Matter) prior to the Operations Transfer Date, to the extent a Claim is asserted with respect thereto for the first time on or after, but not before, January 1, 2002;

               (f) the ownership, operation or use of the Gathering Assets or Transmission Assets after the Operations Transfer Date including any Environmental Matter arising solely as a result of any event or condition occurring after, and not before, the Operations Transfer Date;

               (g) any Environmental Matter occurring with respect to operations prior to the Operations Transfer Date and that is not described in Part I of Section 3.1.6 of the Disclosure Statement and does not constitute a Defective Environmental Condition, to the extent the Claim is asserted for the first time on or after, and not before, the date for submitting an Environmental Defect Notice under Section 5.3.10(g);

               (h) any Environmental Matter described in Part I of Section 3.1.6 of the Disclosure Schedule after such Environmental Matter is corrected in accordance with Section 5.3.10(m), and any Third Party Property Claim arising out of any such Environmental Matter and not subject to a Claim Notice delivered to Sellers prior to two (2) years after such Environmental Matter is so corrected;

               (i) each Defective Environmental Condition for which Buyers assume responsibility pursuant to the second or third sentence of
        Section 5.3.10(j), and any Third Party Property Claim arising out of any such Defective Environmental Condition and not subject to a Claim Notice delivered to Sellers prior to January 1, 2004;

               (j) (i) each Defective Environmental Condition for which Sellers retain responsibility pursuant to the second or third sentence of
        Section 5.3.10(j) after (1) the same is corrected by Sellers in accordance with Section 5.3.10(m) or (2) if applicable, Buyers assume responsibility for such Defective Environmental Condition pursuant to the third sentence of Section 5.3.10(j),

               (ii) any Third Party Property Claim arising out of any such Defective Environmental Condition managed under clause (i)(1) of this
        Section 7.2(j) and not subject to a Claim Notice delivered to Sellers prior to two (2) years after such Defective Environmental Condition is corrected pursuant to Section 5.3.10(m), and

               (iii) any Third Party Property Claim arising out of any such Defective Environmental Condition managed under clause (i) (2) of this
        Section 7.2(j) and not subject to a Claim Notice delivered to Sellers prior to January 1, 2004;

               (k) the Imbalance Payables-Gathering, Imbalance
        Payables-Transmission, Imbalance Receivables-Gathering and Imbalance Receivables-Transmission and any gas

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

        imbalances arising in connection with the operation of the Wattenberg System after September 30, 1999; or

               (l) any obligation to physically abandon (including without limitation any further or additional abandonment requirements in the case of Gathering Assets or Transmission Assets that have already been abandoned necessary to comply with any change in Environmental Laws or other applicable laws, rules or regulations occurring after the date hereof) all pipelines and other facilities now or hereafter part of the Gathering Assets and Transmission Assets in accordance with the requirements of all applicable Governmental Authorities and the terms of all applicable Contracts and Rights of Way.

SECTION 7.3       CERTAIN LIMITATIONS ON INDEMNIFICATION.

               Notwithstanding anything to the contrary in this Agreement, the Indemnities under this Agreement are limited by the following:

               (a) no Recoveries with respect to indemnity obligations arising on account of the breach of a representation and warranty shall be required or permitted unless the Claim Notice or Indemnity Notice relevant thereto is delivered to the Indemnifying Party prior to the end of the survival period with respect to such representation and warranties as set forth in Section 7.8;

               (b) the indemnity obligations of Sellers arising under or with respect to the following provisions, shall be subject to the Transaction
        Threshold:

                (i)      Section 7.1(a) as to the warranties and representations
                     in the following Sections:

                    SECTION NO.               TITLE OF SECTION

                    3.1.3(b) and (c)           No Violations

                    3.1.4                      Compliance with Laws

                    3.1.5                      Permits

                    3.1.6                      Environmental Matters

                    3.1.7                      Contracts

                    3.1.9                      Gathering Assets and Transmission
                                               Assets

                    3.1.10                     Title

               (i) Sections 7.1(c) and (e)

               (c) no Recoveries in favor of Buyer Indemnified Parties under Sections 7.1(a), (c), or (d) shall be required or permitted in an aggregate amount in excess of $35 million;

               (d) no Recoveries in favor of Seller Indemnified Parties under Sections 7.2(a), (c), (e), or (g) shall be required or permitted in an aggregate amount in excess of $35 million;

               (e) no Recoveries in favor of (i) any Buyer Indemnified Party shall be made for (A) any fines or penalties imposed as a result of any asserted criminal violation of a Legal Requirement or Environmental Law by such Buyer Indemnified Party, its Affiliates or their predecessors by merger or (B) any Losses to the extent caused by a breach of this Agreement or either Operating Services Agreement by such Buyer Indemnified Party, its Affiliates or their predecessors by merger, or
        (ii) any Seller Indemnified Party shall be made for (A) any fines or penalties imposed as a result of any asserted criminal violation of a Legal Requirement or Environmental Law by such Seller Indemnified Party, its Affiliates or their predecessors by merger or (B) any Losses to the extent caused by a breach of this Agreement or either Operating Services Agreement by such Seller Indemnified Party, its Affiliates or their predecessors by merger; and

               (f) no Recoveries shall be made by any Seller Indemnified Party under Sections 7.2(g), (h), (i) or (j) for any Third Party Personal Injury Claim except to the extent such Third Party Personal Injury Claim resulted from the breach by Buyers of any of their obligations under this Agreement, and no Recoveries shall be made by any Buyer Indemnified Party under Section 7.1(e)(iii) for any Third Party Claim to the extent such Third Party Claim resulted from the breach by Buyers of any of their obligations under this Agreement.

SECTION 7.4       INDEMNIFICATION PROCEDURES.

        All Claims for indemnification under this Agreement shall be asserted and resolved as follows:

        7.4.1     CLAIM NOTICE.

        A Party claiming indemnification under this Agreement (an "INDEMNIFIED PARTY") with respect to any third-party Claim or Claims asserted against the Indemnified Party ("Third Party CLAIM") for personal injury ("THIRD PARTY PERSONAL INJURY CLAIM") or property damage ("THIRD PARTY PROPERTY DAMAGE CLAIM") that could give rise to a right of indemnification under this Agreement shall promptly (a) notify the Party from whom indemnification is sought (the "INDEMNIFYING PARTY") of the Third Party Claim and (b) transmit to the Indemnifying Party a written notice ("CLAIM NOTICE") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such Third Party Claim (if any), the Indemnified Party's estimate of the amount of damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. Subject to
Section 7.4.2, failure to provide such Claim Notice shall not affect the right of the Indemnified Party's indemnification hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. Within 60 days after receipt of any Claim Notice (the "ELECTION PERIOD"), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party desires to defend the Indemnified Party against such Third Party Claim; provided that if the Indemnifying

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

Party fails to so notify the Indemnified Party during the Election Period, the Indemnifying Party shall be deemed to have elected to dispute such liability.

        7.4.2     DEFENSE BY INDEMNIFYING PARTY.

        If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 7.4.2. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement providing for a finding of responsibility or liability on the part of the Indemnified Party or providing any material sanction or material restriction upon the conduct of any business by the Indemnified Party, without the Indemnified Party's consent, which consent shall not unreasonably be withheld, conditioned or delayed. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not materially prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim to the extent that such action prejudiced the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person or entity asserting the Third Party Claim or any cross-complaint against any person or entity. The Indemnified Party may participate in, but not control, any defense or settlement or any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.4, and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

        7.4.3     INDEMNIFIED PARTY RIGHT TO DEFEND.

        If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 7.4.2, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 7.4.2 but fails to diligently defend the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which consent shall not be unreasonably withheld, conditioned or delayed, any compromise or settlement of such Third Party Claim. The

Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.4.3, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

        7.4.4     INDEMNITY NOTICE.

        In the event any Indemnified Party should have a Claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the "INDEMNITY NOTICE") describing in reasonable detail the nature of the Claim, the Indemnified Party's best estimate of the amount of damages attributable to such Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such Claim, the Indemnifying Party shall be deemed to have disputed such Claim. If the Indemnifying Party has disputed (or is deemed to have disputed) such Claim, such dispute shall be resolved by arbitration in accordance with Section 9.1. The Indemnifying Party shall pay amounts required to be paid to the extent not disputed within 30 days following the notice to such Party of the Claim.

SECTION 7.5       NEGLIGENCE.

        Subject to Sections 7.6 and 7.9, an Indemnified Party shall be entitled to indemnification hereunder in accordance with the terms hereof, regardless of whether the loss or Claim giving rise to such indemnification obligation is the result of the sole, joint, concurrent or comparative negligence, strict liability or violation of any Legal Requirement or Environmental Law of or by such Indemnified Party, but not for the gross negligence or willful misconduct of the Indemnified Party.

SECTION 7.6       LIMITATION ON LIABILITIES.

        BUYERS AND SELLERS (I) AGREE THAT ONLY ACTUAL DAMAGES SHALL BE RECOVERABLE UNDER THIS AGREEMENT AND (II) HEREBY WAIVE ANY RIGHT TO RECOVER, AND AGREE THAT THE TERM LOSSES SHALL NOT COVER, SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES (WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE INDEMNIFYING PARTY'S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT) EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD-PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

SECTION 7.7       REMEDIES EXCLUSIVE.

        THE PARTIES ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN THIS AGREEMENT, INCLUDING THE LIABILITY LIMITS, SURVIVAL PERIODS, DISCLAIMERS AND LIMITATIONS ON REMEDIES, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES

WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS
AGREEMENT EXCEPT FRAUD. EACH PARTY HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, CLAIMS UNDER STATE OR FEDERAL SECURITIES LAWS, AVAILABLE AT COMMON LAW OR BY STATUTE.

SECTION 7.8       SURVIVAL.

        The representations and warranties in Articles III and IV shall survive only for the periods stated below:



 --------------------- ---------------------------------------------------- ---------------------
     WARRANTY AND                     SECTION TITLE                           SURVIVAL PERIOD:
    REPRESENTATION                                                             FROM EXECUTION
                                                                              HEREOF UNTIL THE
                                                                              DATE SHOWN BELOW
  SECTION NO.
 --------------------- ---------------------------------------------------- ---------------------

 3.1.4                 Compliance with Laws                                 December 1, 2000
 --------------------- ---------------------------------------------------- ---------------------
 3.1.5                 Permits                                              December 1, 2000
 --------------------- ---------------------------------------------------- ---------------------
 3.1.9                 Gathering Assets and Transmission Assets             December 1, 2000
 --------------------- ---------------------------------------------------- ---------------------
 3.1.14                Certain Information                                  December 1, 2000
 --------------------- ---------------------------------------------------- ---------------------
 3.1.16                Year 2000 Compliance for Field Operations            December 1, 2000
 --------------------- ---------------------------------------------------- ---------------------
 3.1.6                 Environmental Matters                                January 1, 2002
 --------------------- ---------------------------------------------------- ---------------------
 3.1.7                 Contracts                                            January 1, 2002
 --------------------- ---------------------------------------------------- ---------------------
 3.1.8                 Litigation                                           January 1, 2002
 --------------------- ---------------------------------------------------- ---------------------
 3.1.10                Title to Gathering  Assets and Transmission          January 1, 2002
                       Assets
 --------------------- ---------------------------------------------------- ---------------------
 3.1.15                FERC Matters                                         January 1, 2003
 --------------------- ---------------------------------------------------- ---------------------

 3.1.1                 Organization and Good Standing                       3 years after Closing
 --------------------- ---------------------------------------------------- ---------------------
 3.1.2                 Authority of Each Seller                             3 years after Closing
 --------------------- ---------------------------------------------------- ---------------------
 3.1.3                 No Violations                                        3 years after Closing,
                                                                            except January 1, 2002
                                                                            as to 3.1.3(c)
 --------------------- ---------------------------------------------------- ---------------------
 3.1.11                No Brokers                                           3 years after Closing
 --------------------- ---------------------------------------------------- ---------------------
 3.1.12                Master Equipment Lease                               3 years after Closing
 --------------------- ---------------------------------------------------- ---------------------
 3.1.13                Taxes                                                3 years after Closing
                                                                            as
 --------------------- ---------------------------------------------------- ---------------------



 --------------------- ---------------------------------------------------- ---------------------
     WARRANTY AND                     SECTION TITLE                           SURVIVAL PERIOD:
    REPRESENTATION                                                             FROM EXECUTION
                                                                              HEREOF UNTIL THE
                                                                              DATE SHOWN BELOW
  SECTION NO.
 --------------------- ---------------------------------------------------- ---------------------
                                                                            to (a) - (e) and
                                                                            until expiration of
                                                                            the applicable statute
                                                                            of  limitations as to
                                                                            (f)
 --------------------- ---------------------------------------------------- ---------------------
 3.1.17                Sellers' Status                                      3 years after Closing
 --------------------- ---------------------------------------------------- ---------------------
 3.1.18                No Bankruptcy                                        3 years after Closing
 --------------------- ---------------------------------------------------- ---------------------
 3.1.19                Labor Matters                                        January 1, 2002
 --------------------- ---------------------------------------------------- ---------------------
 3.2 (.1-.9)           Certain  Additional   Representations   and          3 years after Closing
                       Warranties Concerning KNWTLLC
 --------------------- ---------------------------------------------------- ---------------------
 4.1                   Organization and Good Standing                       3 years after Closing
 --------------------- ---------------------------------------------------- ---------------------
 4.2                   Authority of Buyers                                  3 years after Closing
 --------------------- ---------------------------------------------------- ---------------------
 4.3                   No Violations                                        3 years after Closing
 --------------------- ---------------------------------------------------- ---------------------
 4.4                   Acquisition as Investment                            3 years after Closing
 --------------------- ---------------------------------------------------- ---------------------
 4.5                   Brokerage or Finders Fees                            3 years after Closing
 --------------------- ---------------------------------------------------- ---------------------
 4.6                   Knowledgeable Buyers                                 3 years after Closing
 --------------------- ---------------------------------------------------- ---------------------


        The covenants contained in this Agreement shall survive the Closing in accordance with their terms.

SECTION 7.9       DETERMINATION OF LOSSES.

        The Parties shall make appropriate adjustments for tax consequences, insurance coverage and recoveries from third parties and take into account the time cost of money (using 10% as the discount rate) in determining Losses for purposes of this Article VII. No Person shall be entitled to indemnification for Losses to the extent that the Person or any of its Affiliates negligently or intentionally took actions after an event or condition giving rise to Losses occurred that materially exacerbated the Losses associated with such event or condition.

SECTION 7.10      TRANSACTION THRESHOLD

        Buyers shall not be entitled to any Recovery under provisions hereof that by their express terms are subject to the Transaction Threshold, unless the combined value of such Recoveries exceeds $1,000,000, at which point, from first dollar, the limitations of this Section 7.10 and the

Transaction Threshold shall not apply to such Recoveries. The term "Transaction Threshold" means the $1,000,000 referred to above and the effect of the above provisions of this Section 7.10.

                        ARTICLE VIII. TERMINATION RIGHTS

SECTION 8.1       TERMINATION.

        This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

               (a) by the mutual written consent of Buyers and Sellers at any time prior to the Closing;

               (b) by either Buyers or Sellers pursuant to Section 5.3.6(c);

               (c) pursuant to the provisions of Section  5.3.10(k);

               (d) by written notice from Sellers at any time prior to the Closing if the Closing shall not have occurred on or before December 31, 2001 (or if Section 2.10 is applicable, 10 days after the Closing Date specified pursuant thereto) by reason of a failure of any condition precedent under Section 6.2 unless the failure results primarily from the breach by Sellers of any covenant to be performed at Closing contained in this Agreement or the Operating Services Agreements; or

               (e) by written notice from Buyers at any time prior to the Closing if the Closing shall not have occurred on or before December 31, 2001 (or if Section 2.10 is applicable, 10 days after the Closing Date specified pursuant thereto) by reason of a failure of any condition precedent under Section 6.1, unless the failure results primarily from the breach by Buyers of any covenant to be performed at Closing contained in this Agreement or the Operating Services Agreements.

SECTION 8.2       EFFECT OF TERMINATION.

        8.2.1     UNWINDING.

        If this Agreement is terminated pursuant to any of the provisions of
Section 8.1, the following provisions shall apply:

               (a) the Gathering and Transportation Agreements Extensions, if previously executed, shall terminate simultaneously with the termination of this Agreement, unless such termination resulted primarily from the breach by Buyers of any covenant to be performed at Closing contained in this Agreement or the Operating Services Agreements;

                (b) the Operating Services Agreements, if previously executed, shall terminate 90 days after the termination of this Agreement and during such 90 day period Buyers will cooperate with Sellers to effect an orderly transition of the operatorship of the Wattenberg System to KNGG, return all Books and Records, including any additions thereto made by Buyers, and the Tower Space License Agreement shall terminate at the same time as the Operating Services Agreements terminate and Buyers shall reassign the FCC Licenses simultaneously with such termination to the Person designated by Sellers by notice in writing to Buyers;

                (c) (i) Buyers shall execute and deliver to Sellers releases in forms reasonably satisfactory to Sellers of the liens and security interests granted to Buyers pursuant to Section 2.4(e), unless such termination resulted primarily from the breach by Sellers of any covenant to be performed at Closing contained in this Agreement or the Operating Services Agreements;

               (ii) Sellers and Buyers shall execute a notice of termination of this Purchase and Sale Agreement and the Operating Services Agreements in recordable form, provided that if such termination resulted primarily from the breach by Buyers of any covenant to be performed at Closing contained in this Agreement or the Operating Services Agreement, such instrument shall expressly reserve to Sellers their rights under the liens and security interests created pursuant to Section 2.4(g).

                (d) Sellers shall pay, or cause to be paid, to HSG the outstanding amount of the loans made by HSG pursuant to Section 5.3.20, unless such termination resulted primarily from the breach by Buyers of any covenant to be performed at Closing contained in this Agreement or the Operating Services Agreements in which event such loans shall be offset against amounts owed by Buyers;

               (e) Sellers shall pay to Buyers the net present value of the Facility Fees theretofore paid by Buyers to Sellers calculated at a discount rate equal to 10% per annum, unless such termination resulted primarily from the breach by Buyers of any covenant to be performed at Closing contained in this Agreement or the Operating Services Agreements;

               (f) if such termination occurs after the payment under Section 2.4(b) has been paid and the net gas imbalance associated with the Wattenberg System as of the termination date is a net gas receivable, Sellers shall pay to Buyers the amount of such net receivable valued at the index price per MMBtu for the CIG Rocky Mountain Index published in the first issue of Inside F.E.R.C. for the month in which the termination occurred, unless such termination resulted primarily from the breach by Buyers of any covenant to be performed at Closing contained in this Agreement or the Operating Services Agreements; and if such termination occurs after the payment under Section 2.4(b) has been paid and the net gas imbalance associated with the System as of the termination date is a net gas payable, Buyers shall pay to Seller the amount of such net payable valued at the index price per MMBtu for the CIG Rocky Mountain Index published in the first issue of Inside F.E.R.C. for the month in which the termination occurred, unless such termination resulted primarily from the breach by Sellers of any covenant to be performed at Closing contained in this Agreement or the Operating Services Agreements;

               (g) if such termination occurs after July 1, 2000, and such termination did not result primarily from the breach by either Sellers or Buyers of any covenant to be performed at Closing contained in this Agreement or the Operating Services Agreements, Sellers shall pay to Buyers the amount determined as follows: the quantity (measured in MMBtu) of gas transported on the Wattenberg System pursuant to the Gathering Agreement after July 1, 2000 and prior to such termination multiplied by $0.13 per MMBtu (it being understood that this Section 8.1(g) shall not be considered as an adjustment to any fees paid under the Gathering Agreement and shall not prejudice the right of any Party to assert in connection with any termination of this Agreement resulting primarily from any breach by either Sellers or Buyers that the Losses actually incurred by Buyers relating to the costs of gathering and transporting its gas as a result of such termination are more or less than the amount provided in this Section 8.1(g));

               (h) if such termination did not result primarily from the breach by Buyers of any covenant to be performed at Closing in this Agreement or the Operating Services Agreements, and the aggregate net amount of Incentive Amounts under the Operating Services Agreements attributable to the period prior to such termination reduced the Operating Services Fees from the amount that would have been payable with respect to such period had such aggregate Incentive Amounts been zero, Sellers shall pay Buyers the aggregate net amount of such Incentive Amounts; and if such termination did not result primarily from the breach by Sellers of any covenant to be performed at Closing in this Agreement or the Operating Services Agreements, and the aggregate net amount of Incentive Amounts under the Operating Services Agreements attributable to the period prior to such termination increased the Operating Services Fees from the amount that would have been payable with respect to such period had such aggregate Incentive Amounts been zero, Buyers shall pay Sellers the aggregate net amount of such Incentive Amounts;

               (i) if such termination results primarily from the breach by Sellers of any covenant to be performed at Closing in this Agreement or the Operating Services Agreements, and as a result of such termination Buyers actually incur any Losses other than those that Buyers are entitled to recover pursuant to the foregoing provisions, then, subject to the provisions of Article VII, Buyers shall be entitled to recover such other Losses from Seller;

               (j) if such termination results primarily from the breach by Buyers of any covenant to be performed at Closing in this Agreement or the Operating Services Agreements, and the Losses actually incurred by Sellers as a result of such termination exceed the amounts retained by Sellers pursuant to such Sections 8.1 (d), (e) and (f), but not (g) that Sellers would not have retained had such termination not resulted from such breach by Buyers, then subject to the provisions of Article VII, Sellers shall be entitled to recover such excess Losses from Buyers; or if such termination results primarily from the breach by Buyers of any covenant to be performed at Closing in this Agreement or the Operating Services Agreements, and the Losses actually incurred by Sellers as a result of such termination are less than the amounts that Sellers retain pursuant to the provisions of

        Sections 8.1 (d),(e) and (f), but not (g) that Sellers would not have retained had such termination not resulted from such breach by Buyers, then Sellers shall return such excess to Buyers ; it being understood that the terms of this Section 8.2.1(k), shall not preclude Buyers from proving its damages, if any, for gathering fee considerations paid if the termination results primarily from the breach of Sellers;

               (k) Sections 8.2.2 and 8.2.3 shall survive termination of this Agreement in accordance with their terms;

               (l) the provisions of Article VII shall survive such termination; and

               (m) except as provided in this Article VIII, no Party shall have any obligation or liability to any other Party under or in connection with this Agreement or the Operating Services Agreements.

        8.2.2     AMOCO GATHERING AND TRANSPORTATION AGREEMENTS AMENDMENTS.

        The Amoco Gathering and Transportation Agreements Amendments shall automatically terminate simultaneously with termination of this Agreement, and the terms of the Amoco Gathering Agreement and the Amoco Transportation Agreement shall revert to those in effect immediately prior to the execution and delivery of such Amendment, in the event that this Agreement terminates for any reason other than the following: (a) all of the conditions to Sellers' obligation to Close set forth in Section 6.2 have been satisfied and Sellers are obligated pursuant to the terms hereof to Close the transactions contemplated hereby; and (b) Sellers have failed in any material respect to perform their obligations under Sections 2.5(b), (c) and (d); and (c) if such failure results from the actions of any third party, Sellers have failed to use their Reasonable Efforts to overcome such actions; and (d) a determination has been made pursuant to Article IX that Sellers had no reasonable basis under this Agreement for asserting that they were not obligated to perform such Closing obligations; it being understood and agreed that such Amendment is intended to survive termination of this Agreement only in the most extraordinary circumstances, and not in the event that a reasonable difference of opinion exists as to whether Sellers are in fact obligated pursuant to the terms of this Agreement to Close the transactions contemplated hereby or where Sellers despite using their Reasonable Efforts to Close were unable to do so. This Section 8.2.2 shall not be evidence of any Loss suffered by Buyers in the event of termination of this Agreement in any circumstance other than the circumstances described herein in which such Amendment would not terminate.

        8.2.3  WAIVER OF RIGHT OF FIRST REFUSAL

        In consideration of the execution and delivery of this Agreement by Sellers, Buyers hereby waive and release the rights granted to Buyers in Section
17.2 of the Gathering Agreement, and KNGG and Buyers hereby agree that the Gathering Agreement is hereby amended to delete Section 17.2 thereof in its entirety. This waiver, release and amendment shall be irrevocable and the provision of Section 17.2 shall not apply to any sale or transfer of the System by Sellers in the event of termination of this Agreement, except that in the event that termination of this

Agreement results for any reason other than the breach by Buyers of any representation, warranty or covenant contained in this Agreement or the Operating Services Agreements, this Section 8.2.3 shall terminate and the provisions of Section 17.2 of the Gathering Agreement shall be reinstated effective as of the date of such termination.

        8.2.4 MASTER EQUIPMENT LEASE. If this Agreement is terminated for any reason other than the breach by Buyers of any covenant to be performed at Closing contained in this Agreement, Sellers shall (i) terminate the Master Equipment Lease or (ii) assume all of the obligations of Buyers under the Supplemental Assumption Agreement described in Schedule 1.1(k).

                             ARTICLE IX. ARBITRATION

SECTION 9.1       ARBITRATION.

                (a) Except as provided in the last sentence of this Section 9.1(a), any and all Claims, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach of any such provision, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, involving the Parties and/or their respective representatives (all of which are referred to herein as "Disputes"), even though some or all of such Disputes allegedly are extra-contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at law or in equity, under State or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration in accordance with this
        Section 9.1.

               (b) It is the intention of the Parties that the arbitration shall be conducted pursuant to the Federal Arbitration Act, as such Act is modified by this Agreement. The validity, construction, and interpretation of this Section 9.1, and all procedural aspects of the arbitration conducted pursuant to this Section 9.1, including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this Agreement, or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involved third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the arbitrators. The arbitration rules shall include the optional rules for emergency measures and, if the amount in dispute exceeds $1 million, the rules for large and complex cases. The arbitration shall be administered by the American Arbitration Association (the "AAA"), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA, as modified by the Agreement. In deciding the substance of the Parties' Disputes, the arbitrators shall refer to the substantive laws of the State of Colorado for guidance (excluding Colorado choice-of-law principles that might call for the application of some other state's law). Notwithstanding any other provision in this Section
        9.1 to the contrary, the Parties expressly agree that the arbitrators shall have absolutely no authority to award incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Colorado law, the law of any other State, or federal law, or under the Federal Arbitration Act, or under the Commercial Arbitration Rules of the AAA, the Parties hereby waiving their right, if any, to recover incidental, special, treble, exemplary or punitive damages in connection with any such Disputes.

               (c) The arbitration proceeding shall be conducted in Denver, Colorado before a panel of three arbitrators appointed in accordance with the Commercial Arbitration Rules of the AAA consisting of persons from any of the following categories: (i) attorneys having practiced in the area of natural resources law for at least ten (10) years, (ii) engineers and environmental consultants, with at least ten (10) years of experience in the oil and/or natural gas industry, or (iii) accountants with at least ten (10) years of experience in the natural gas transportation industry. The arbitrators shall conduct a hearing as soon as reasonably practicable after appointment of the third arbitrator, and a final decision completely disposing of all Disputes that are the subject of the arbitration proceedings shall be rendered by the arbitrators as soon as reasonably practicable after the hearing. There shall be no transcript of the hearing before the arbitrators. The arbitrators' ultimate decision after final hearing shall be in writing, but shall be as brief as possible, but the arbitrators shall assign reasons for their ultimate decision. In case the arbitrators award monetary damages to either Party, the arbitrators shall certify in their award that they have not included any incidental, special, treble, exemplary or punitive damages.

               (d) The fees and expenses of the arbitrators shall be borne equally by the Parties, but the decision of the arbitrators may include such award of the arbitrators' fees and expenses and of other costs and attorneys' fees as the arbitrators determine appropriate (provided that such award of costs and fees may not exceed the amount of costs and fees incurred by the losing Party in the arbitration).

               (e) To the fullest extent permitted by law, the arbitration proceeding and the arbitrators' award shall be maintained in confidence by the Parties.

               (f) The award of the arbitrators shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

               (g) The arbitrators shall permit and facilitate such discovery as they determine is appropriate in the circumstances, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include prehearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need therefore. The arbitrators may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

               (h) Arbitration hearing:

                        (i) Time limitations and schedules. The proceedings
                shall be conducted in an expeditious manner and, to the extent possible, with the goal of having the final award rendered as soon as reasonably practicable after the selection of the arbitrators has been competed. The panel is empowered to impose time limitations it considers reasonable for each phase of the proceeding including but not limited to limitations on the time allotted to each Party for the presentation of its case and rebuttal.

                        (ii) Management of proceedings. The arbitrators shall
                actively manage the proceedings as they deem best so as to make the proceedings fair, expeditious, economical and less burdensome than litigation. To provide for speed and efficiency, the arbitrators may: (A) limit issues so as to focus on the core of the conflict; (B) limit the time allotted to each Party for presentation of its case; and (C) exclude testimony and other evidence they deem irrelevant or cumulative.

                               ARTICLE X. GENERAL

SECTION 10.1      EXCLUSIVE AGREEMENT; DISCLOSURE SCHEDULE.

        This Agreement and the attached exhibits and Schedules and Disclosure Schedule the Employee Letter Agreement, the agreements and documents to be executed pursuant to hereto set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and undertakings (oral or written) relating to the subject matter hereof, including without limitation the non-binding letter of intent (including any extensions or amendments thereto) dated September 2, 1999 between KN, KMI, and Buyers. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for information purposes only, do not necessarily include other matters of a similar nature and do not change the representations, warranties and covenants of the Parties under this Agreement. No representation, promise, inducement or statement of intention has been made by any Party which is not embodied in or superseded by this Agreement or in the agreements and documents to be executed pursuant hereto, and no Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

SECTION 10.2      SUCCESSORS AND ASSIGNS.

        All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their


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respective successors by merger and permitted assigns (and in the case of indemnities to the benefit of all persons indemnified). This Agreement and the rights and obligations hereunder shall not be assigned or delegated by any Party hereto without the prior written consent of the other Parties, except that (i) Sellers may assign and delegate their rights and obligations hereunder in whole or in part to one or more Affiliates of KMI to which all or any portion of the Purchased Interests are assigned or transferred, provided that each such Affiliate assumes and agrees to perform the obligations of Sellers under this Agreement applicable to the assigned or transferred Purchased Interests and KMI guarantees the performance of such obligations pursuant to a form of guaranty substantially in the same form as the KMI Guarantee, and (ii) Buyers may assign and delegate its rights and obligations hereunder to any Affiliate of Buyers or to any purchaser of all or substantially all of the assets of HSR and its Affiliates in the Denver-Julesberg Basin, provided that such Affiliate or purchaser assumes and agrees to perform the obligations of Buyers under this Agreement and Buyer guarantees the performance of such obligations pursuant to a form of guaranty substantially in the same form as the HSR Guarantee. HSG may not delegate their duties under the Operating Services Agreements without the consent of Sellers, which consent will not be unreasonably withheld, conditioned or delayed.

SECTION 10.3      AMENDMENTS; ETC.

        This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties, or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. Buyers and Sellers have participated in the drafting of this Agreement, and no provision of this Agreement shall be construed against any Party on the basis that such Party drafted all or any portion of this Agreement.

SECTION 10.4      FURTHER ASSURANCES; SPECIFIC PERFORMANCE.

        (a) Each Party agrees to execute such further instruments or documents as any other Party may from time to time reasonably request in order to confirm or carry out the transactions contemplated in this Agreement; provided that no such instrument or document shall expand a Party's liability beyond that contemplated in this Agreement.

        (b) Considering the unique and certain nature of the Gathering Assets and the Transmission Assets, the peculiar circumstances surrounding this Agreement, the substantial reliance of each Party under this Agreement to its detriment, and the inadequacy of other remedies that may be available to each Party, in addition to any other remedies, any Party shall be entitled to specific performance by the other Parties of their obligations and performance under this Agreement.

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SECTION 10.5      NOTICES.

        All notices, requests, demands and other communications (collectively, "NOTICES") required or permitted to be given hereunder shall be in writing and delivered personally, or by facsimile transmission or mailed first class, postage prepaid, registered or certified mail, as follows:

        If to Buyers, to:

        HS Resources, Inc.
        HS Gathering, L.L.C.
        1999 Broadway, Suite 3600
        Denver, Colorado 80202

        Attention: General Counsel
        Facsimile Number: 303-296-3601

        If to Sellers, to:

        Kinder Morgan, Inc.
        KN Gas Gathering, Inc.
        370 Van Gordon Street
        Lakewood, Colorado

        Attention:  Carter Mathies
        Facsimile Number:  303/914-7447

        All Notices shall be effective upon receipt. Any Party may change its Notice address by giving written Notice to the other in the manner specified above.

SECTION 10.6      GOVERNING LAW.

        This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Colorado without regard to conflict of law principles.

SECTION 10.7      SEVERABILITY.

        In the event any of the provisions hereof are held to be invalid or unenforceable under any Legal Requirement, the remaining provisions hereof shall not be affected thereby. In such event, the Parties hereto agree and consent that such provisions and this Agreement shall be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions which were held to be invalid or unenforceable.

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SECTION 10.8      COUNTERPARTS.

        This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one agreement.

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        IN WITNESS WHEREOF, the parties have duly executed this instrument the day and year first above written.

SELLERS:

KINDER MORGAN, INC.                         KN GAS GATHERING, INC.



By:  /s/  Rose M. Robeson                   By:  /s/  Rose M. Robeson
   ---------------------------                 ------------------------------
Name:  Rose M. Robeson                      Name:   Rose M. Robeson
Title: Vice President and Treasurer         Title:  Vice President and Treasurer


BUYERS:

HS RESOURCES, INC.                          HS GATHERING, L.L.C.


By:  /s/  Theodore Gazulis                  By:  HS Resources, Inc.
   ---------------------------                   Its Sole Member
Name:  Theodore Gazulis
Title:  Vice President                      By:  /s/  Theodore Gazulis
                                               ------------------------------
                                            Name:  Theodore Gazulis
                                            Title:  Vice President

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